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As filed with the Securities and Exchange Commission on September 11, 2008.

Registration No. 333-153292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BANRO CORPORATION
(Exact name of Registrant as specified in its charter)

Canada (Province or Other Jurisdiction of Incorporation or Organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)

1 First Canadian Place, 100 King Street West, Suite 7070, Toronto, Ontario M5X 1E3 (416) 366-2221
(Address and telephone number of Registrant's principal executive offices)

DL Services Inc., 1420 Fifth Avenue, Suite 3400, Seattle, WA 98101, (206) 903-5448
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Michael J. Prinsloo Banro Corporation 1 First Canadian Place 100 King Street West Suite 7070 Toronto, ON M5X 1E3 Canada (416) 366-2221	Richard J. Lachcik Macleod Dixon LLP Toronto Dominion Centre Canadian Pacific Tower Suite 500 100 Wellington Street West Toronto, ON M5K 1H1 Canada (416) 360-8511	Christopher J. Barry Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue Suite 3400 Seattle, WA 98101 USA (206) 903-8800	Al Gourley Fasken Martineau DuMoulin LLP 17 Hanover Square Mayfair London W1S 1HU United Kingdom 44 (0) 207 917 8500	Rod Miller Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153-0119 USA (212) 310-8000

        Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☑	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [            ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Shares(2)	—	—	—	—
Warrants(2)	—	—	—	—
Units	—	—	U.S.$21,000,000	U.S.$825.30
Total	—	—	U.S.$21,000,000	U.S.$825.30

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933. Includes common shares and/or warrants that the underwriters may purchase pursuant to an over-allotment option, if any.

(2)
The common shares and warrants will be issued as units, with each unit consisting of one common share of the Registrant and one-half of one common share purchase warrant of the Registrant. Each whole common share purchase warrant of the Registrant will entitle the holder to purchase an additional common share of the Registrant in accordance with the terms and conditions of the common share purchase warrants set forth in the warrant indenture to be entered into between the Registrant and Equity Transfer & Trust Company as the Registrant's agent for the common share purchase warrants. However, the underwriters may purchase common shares and/or warrants in connection with the exercise of the over-allotment option, if any.

(3)
The Registrant previously paid a registration fee of U.S.$1,582 in connection with the initial filing on September 2, 2008.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell these securities in those jurisdictions. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Banro Corporation at 1 First Canadian Place, P.O. Box 419, 100 King Street West, Suite 7070, Toronto, Ontario, M5X 1E3, Canada, telephone (416) 366-2221 and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

September 11, 2008

U.S.$19,250,000

11,000,000 Units

         This short form prospectus qualifies the distribution (the "Offering") of 11,000,000 units (the "Units") of Banro Corporation ("Banro" or the "Company") at a price of U.S.$1.75 per Unit (the "Offering Price"), with each Unit consisting of one common share in the capital of the Company (each, a "Common Share") and one-half of one common share purchase warrant (each whole common share purchase warrant, a "Warrant"). Each Warrant will entitle the holder thereof to purchase one Common Share (each, a "Warrant Share") at a price of U.S.$2.20 at any time up to 5:00 p.m. (Toronto time) on the date which is 36 months from the Closing Date (as defined below). The Units will be issued and sold pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of September 10, 2008, between the Company and RBC Dominion Securities Inc. (the "Lead Underwriter"), CIBC World Markets Inc., UBS Securities Canada Inc. and Raymond James Ltd. (collectively, the "Underwriters"). The Offering Price has been determined by negotiation between the Company and the Underwriters.

         The outstanding Common Shares are listed for trading on the Toronto Stock Exchange (the "TSX") and on the American Stock Exchange (the "AMEX"), in each case under the symbol "BAA". See "Description of Share Capital". On September 10, 2008, the last trading day before the filing of this short form prospectus, the closing price of the Common Shares on the TSX was Cdn$1.70 and the closing price of the Common Shares on the AMEX was U.S.$1.59. There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See "Plan of Distribution" and "Risk Factors". The TSX and the AMEX have conditionally approved the listing of: (i) the Common Shares and Warrants to be issued upon closing of the Offering; (ii) the Over-Allotment Shares (as defined below) and Over-Allotment Warrants (as defined below) to be issued at any time upon exercise of the Over-Allotment Option (as defined below); (iii) the Warrant Shares to be issued upon due exercise of the Warrants; and (iv) the Over-Allotment Warrant Shares (as defined below) to be issued upon due exercise of the Over-Allotment Warrants. Listing will be subject to Banro fulfilling all the listing requirements of the TSX and the AMEX including, with respect to the listing of the Warrants, the distribution of the Warrants to a minimum number of public securityholders.

         An investment in the Units involves a high degree of risk. See "Risk Factors" on page 34.

         The Offering Price for Units offered in the United States or in any jurisdiction other than Canada is payable in U.S. dollars, and the Offering Price for Units offered in Canada is payable in Canadian dollars at the Canadian dollar equivalent of the U.S. dollar Offering Price based on the noon exchange rate on September 10, 2008 as reported by the Bank of Canada. See "Exchange Rate Information".

	Per Unit	Total(2)
Public Offering Price	U.S.$1.75	U.S.$19,250,000
Underwriters' fee	U.S.$0.105	U.S.$1,155,000
Net proceeds to the Company, before expenses(1)	U.S.$1.645	U.S.$18,095,000
(1)
After deducting the Underwriters' Fee, but before deducting expenses of the Offering, which are estimated to be U.S.$1,500,000 and which will be paid from the proceeds of the Offering.

(2)
The Company has granted the underwriters a 30-day option from the Closing Date (the "Over-Allotment Option") to acquire up to 1,000,000 additional Common Shares (each, an "Over-Allotment Share") at a price of U.S.$1.60 per Over-Allotment Share, and up to 500,000 additional Warrants (each, an "Over-Allotment Warrant") at a price of U.S.$0.30 per Over-Allotment Warrant. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriters' Fee and Net Proceeds to the Company, before expenses will be U.S.$21,000,000, U.S.$1,260,000 and U.S.$19,740,000, respectively.

         Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this short form prospectus is truthful or complete. Any representation to the contrary is a criminal offence. This Offering is made by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to the financial statements of U.S. companies.

         Prospective investors in the U.S. should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

         The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is organized under the laws of Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that a substantial portion of the assets of the Company and said persons may be located outside the United States.

         Delivery of the Units is expected to take place on or about September 17, 2008 (the "Closing Date").

(continued on next page)

RBC Capital Markets
CIBC World Markets
UBS Investment Bank
Raymond James (USA) Ltd.

        An affiliate of RBC Dominion Securities Inc. (the "Lead Underwriter") has provided a line of credit in the amount of Cdn$6,000,000 to BRC DiamondCore Ltd. (a corporation in which the Company currently owns a 14.35% equity interest and of which its directors, officers and employees constitute more than 20% of the directors of the Company), in respect of which the Company has agreed to act as guarantor. Consequently, the Company may be considered a "connected issuer" of the Lead Underwriter within the meaning of applicable Canadian securities legislation. See "Relationship Between the Company and the Lead Underwriter".

        The Underwriters, as principals, conditionally offer the Units, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to the approval of certain legal matters on behalf of the Company by Macleod Dixon LLP in Canada and Dorsey & Whitney LLP in the United States and on behalf of the Underwriters by Fasken Martineau DuMoulin LLP in Canada and Weil, Gotshal & Manges LLP in the United States. After the Underwriters have made a bona fide effort to sell all of the Units offered under this short form prospectus at the Offering Price fixed in this short form prospectus, the Underwriters may decrease the Offering Price or otherwise change the selling terms from time to time. See "Plan of Distribution".

        Certificates representing the Common Shares and the Warrants will be issued in registered form on the Closing Date. The Common Shares and the Warrants will each trade separately on the TSX and on the AMEX. During the distribution of the Units, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares and Warrants in accordance with applicable market stabilization rules. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

ii

        You should rely only on the information contained in or incorporated by reference into this short form prospectus. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus.

        Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this short form prospectus are references to U.S. dollars. References to "Cdn$" are to Canadian dollars and references to "U.S.$" are to U.S. dollars. See "Exchange Rate Information". The Company's financial statements that are incorporated by reference into this short form prospectus have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"), and are reconciled to generally accepted accounting principles in the United States ("U.S. GAAP"). Unless otherwise indicated, all information in this short form prospectus assumes no exercise of the Over-Allotment Option.

        Unless the context otherwise requires, references in this short form prospectus to "Banro" or the "Company" includes Banro Corporation and each of its material subsidiaries.

iii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This short form prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian provincial securities laws. All statements, other than statements of historical fact, that address activities, events or developments that the Company believes, expects or anticipates will or may occur in the future (including, without limitation, statements regarding estimates and/or assumptions in respect of production, revenue, cash flow and costs, estimated project economics, mineral resource and mineral reserve estimates, potential mineralization, potential mineral resources and mineral reserves, projected timing of possible production and the Company's exploration and development plans and objectives with respect to its projects) are forward-looking statements. These forward-looking statements reflect the current expectations or beliefs of the Company based on information currently available to the Company. Forward-looking statements are subject to a number of risks and uncertainties that may cause the actual events or results of the Company to differ materially from those discussed in the forward-looking statements, and even if such actual events or results are realized or substantially realized, there can be no assurance that they will have the expected consequences to, or effects on, the Company. Factors that could cause actual results or events to differ materially from current expectations include, among other things: uncertainty of capital and operating costs, production and economic returns; uncertainties relating to the estimates and assumptions used in the technical report of SENET dated August 13, 2008 and entitled "Pre-Feasibility Study NI 43-101 Technical Report, Twangiza Gold Project, South Kivu Province, Democratic Republic of Congo" (the "Twangiza Pre-Feasibility Study Report"), in the technical report of SENET dated August 17, 2007 and entitled "Preliminary Assessment NI 43-101 Technical Report, Namoya Gold Project, Maniema Province, Democratic Republic of Congo" (the "Namoya Preliminary Assessment Report") and other reports referred to or incorporated by reference herein; failure to establish estimated mineral resources or mineral reserves; fluctuations in gold prices and currency exchange rates; inflation; gold recoveries being less than those indicated by the metallurgical testwork carried out to date; changes in equity markets; political developments in the Democratic Republic of the Congo (the "DRC"); lack of infrastructure; failure to procure or maintain, or delays in procuring or maintaining, permits and approvals; lack of availability at a reasonable cost or at all, of plants, equipment or labour; inability to attract and retain key management and personnel; changes to regulations or policies affecting the Company's activities; uncertainties relating to the availability and costs of financing in the future; the uncertainties involved in interpreting drilling results and other geological data; the Company's history of losses and expectation of future losses; the Company's ability to acquire additional commercially mineable mineral rights; risks related to the integration of any new acquisitions into the Company's existing operations; increased competition in the mining industry; and the other risks disclosed under the heading "Risk Factors" in this short form prospectus and under the heading "Risk Factors" and elsewhere in the Company's annual information form dated March 28, 2008 which is available on SEDAR at www.sedar.com and as an exhibit to the Company's annual report on Form 40-F on EDGAR at www.sec.gov and which is incorporated herein by reference.

        Any forward-looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results or otherwise. Although the Company believes that the assumptions inherent in the forward-looking statements are reasonable, forward-looking statements are not guarantees of future performance and accordingly undue reliance should not be put on such statements due to the inherent uncertainty therein.

        The mineral resource and mineral reserve figures referred to in this short form prospectus are estimates and no assurances can be given that the indicated levels of gold will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. While the Company believes that the resource and reserve estimates included in this short form prospectus are well established, by their nature, resource and reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.

        Due to the uncertainty that may be attached to inferred mineral resources, it cannot be assumed that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource as a result of continued exploration. Confidence in the estimate is insufficient to allow meaningful application of the technical and economic parameters to enable an evaluation of economic viability sufficient for public disclosure, except in certain limited circumstances set out in NI 43-101 (as defined below). Inferred mineral resources are excluded from estimates forming the basis of a feasibility study.

        Mineral resources that are not mineral reserves do not have demonstrated economic viability.

        The Twangiza pre-feasibility study and the Namoya preliminary assessment referred to in this short form prospectus are preliminary in nature. The Namoya preliminary assessment includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the conclusions reached in the Twangiza pre-feasibility study or the Namoya preliminary assessment will be realized.

CAUTIONARY NOTE TO U.S. INVESTORS

        This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Without limiting the foregoing, this short form prospectus, including the documents incorporated by reference herein, uses the terms "measured", "indicated" and "inferred" resources. U.S. investors are advised that, while such terms are recognized and required by Canadian securities laws, the U.S. Securities and Exchange Commission (the "SEC") does not recognize them. Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, "inferred resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the "inferred resources" will ever be upgraded to a higher category. Therefore, U.S. investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations, however, the SEC normally only permits issuers to report mineral deposits that do not constitute "reserves" as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this short form prospectus or in the documents incorporated by reference, may not be comparable to information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

        National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule of the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this short form prospectus have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. One consequence of these differences is that "reserves" calculated in accordance with Canadian standards may not be "reserves" under the SEC standards.

 DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada (the "Canadian Securities Authorities"). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Banro Corporation at 1 First Canadian Place, P.O. Box 419, 100 King Street West, Suite 7070, Toronto, Ontario, M5X 1E3, Canada, telephone (416) 366-2221 and are also available electronically through the Internet on the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") which can be accessed under the Company's profile on the SEDAR website at www.sedar.com.

        The following documents of the Company, filed by the Company with the Canadian Securities Authorities, are specifically incorporated by reference into and form an integral part of this short form prospectus:

  (a)
  the annual information form of the Company dated March 28, 2008 for the financial year ended December 31, 2007 (the "AIF") (including the documents incorporated by reference therein except for the technical report entitled "Preliminary Assessment NI 43-101 Technical Report, Twangiza Gold Project, South Kivu Province, Democratic Republic of Congo");

  (b)
  the annual report on Form 40-F/A of the Company for the financial year ended December 31, 2007;

  (c)
  the information circular of the Company dated May 29, 2008 prepared for the purposes of the meeting of shareholders held on June 27, 2008;

  (d)
  the audited comparative consolidated financial statements of the Company, including the notes thereto, as at and for the years ended December 31, 2007, 2006 and 2005, and the auditors' report thereon, as amended and restated;

  (e)
  management's discussion and analysis of the Company for the financial year ended December 31, 2007;

  (f)
  the unaudited interim comparative consolidated financial statements of the Company as at and for the three and six month periods ended June 30, 2008, together with the notes thereto;

  (g)
  management's discussion and analysis of the Company for the six months ended June 30, 2008;

  (h)
  the Twangiza Pre-Feasibility Study Report, together with the document entitled "Confirmations Re: Technical Report" dated August 21, 2008;

  (i)
  the material change report of the Company dated July 16, 2008 filed on Form 51-102F3 announcing results from the Company's pre-feasibility study at its Twangiza property;

  (j)
  the material change report of the Company dated August 8, 2008 filed on Form 51-102F3 announcing further results from the Company's ongoing infill core drilling program at its Twangiza property;

  (k)
  the supplementary note to the unaudited interim comparative consolidated financial statements of the Company as at and for the three and six month periods ended June 30, 2008 entitled "Reconciliation to United States Generally Accepted Accounting Principles"; and

  (l)
  the material change report of the Company dated September 4, 2008 filed on Form 51-102F3 announcing the proposed offering of Units.

        Any document of the type referred to in section 11.1 of Form 44-101F1 Short Form Prospectus, if filed by the Company after the date of this short form prospectus and prior to the termination of this distribution, shall be deemed to be incorporated by reference in this short form prospectus. In addition, to the extent any such document is included in any Report on Form 6-K furnished to the SEC or in any Report on Form 40-F filed with the SEC, such document shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this short form prospectus forms a part. In addition, if the Company specifically states it in the applicable document, the Company may incorporate by reference into the registration statement of which this short form prospectus forms a part, information from documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act").

        Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein is not incorporated by reference to the extent that any such statement is modified or superseded by a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of this short form prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this short form prospectus.

Amendment of Financial Statements

        In connection with a review of its interim consolidated financial statements for the three and six month periods ended June 30, 2008 carried out in connection with the Offering, the Company determined that its previously issued interim consolidated financial statements for the three month period ended March 31, 2008 required an adjustment in the accounting for the dilution of its interest in BRC DiamondCore Ltd. ("BRC") and the treatment of its loss of significant influence. The dilution of the Company's interest in BRC resulted from the acquisition by BRC of Diamond Core Resources Limited on February 11, 2008. Pursuant to such transaction, the Company's ownership interest in BRC was reduced from 27% to 14%. Accordingly, the Company amended and restated its interim consolidated financial statements and related management's discussion and analysis for the three month period ended March 31, 2008 and filed such documents under the Company's profile on SEDAR at www.sedar.com on August 28, 2008.

        The impact of the restatement on the interim consolidated financial statements for the three month period ended March 31, 2008 was to increase net income by U.S.$11,363,090, decrease contributed surplus by U.S.$333,270 and decrease accumulated other comprehensive income by U.S.$11,029,820. This resulted in a net income per share of U.S.$0.24 from a previously reported net loss per share of U.S.$0.04. For a further discussion of the impact of the restatement on the interim consolidated financial statements, see the explanatory note included in the restated interim consolidated financial statements for the three month period ended March 31, 2008. The Company notes that the changes to the financial statements referred to above are of a non-cash nature and had no effect on the Company's financial position or operations.

        In connection with the review of its interim consolidated financial statements for the three and six month periods ended June 30, 2008 the Company also re-examined the accounting treatment of dilution gains for the purposes of the reconciliation of its financial statements to U.S. GAAP in its consolidated financial statements for the years ended December 31, 2007 and 2006 and determined that gains related to the dilution of BRC should have been recorded in capital as a result of Staff Accounting Bulletin Topic 5-H (SEC 4940) which outlines the position of staff of the United States Securities and Exchange Commission on certain dilution gains related to development stage companies. The Company refiled such statements to reflect the required changes on SEDAR on September 2, 2008.

        Under U.S. GAAP, the impact of the restatement on the consolidated financial statements for the year ended December 31, 2007 was to increase the net loss by $1,281,529 (2006 — $1,648,038; 2005 — $646,331) and increase total comprehensive loss by $1,300,354 (2006 — $1,584,695; 2005 — $646,331). This resulted in an increase in net loss per share amount by $0.04 (2006 — $0.04; 2005 — $0.03). The foregoing changes only affected the reconciliation of Canadian GAAP to U.S. GAAP. There was no impact on the Company's audited financial statements prepared in accordance with Canadian GAAP.

 EXCHANGE RATE INFORMATION

        All references to "U.S.$" or "U.S. dollars" in this short form prospectus refer to U.S. dollars and "Cdn$" or "Canadian dollars" refers to Canadian dollars. The noon exchange rate on September 10, 2008 as reported by the Bank of Canada for the conversion of Canadian dollars into U.S. dollars was Cdn$1.00 equals U.S.$0.9313.

        During the periods set forth below, the noon-day exchange rates for the U.S. dollar per Canadian dollar as quoted by the Bank of Canada were:

		Years Ended December 31,
	Month Ended August 31, 2008 (U.S.$)	2007 (U.S.$)	2006 (U.S.$)	2005 (U.S.$)
Rate at end of period	0.9411	1.0120	0.8581	0.8577
Average rate during period	0.9484	0.9304	0.8818	0.8253
Highest rate during period	0.9753	1.0905	0.9099	0.8690
Lowest rate during period	0.9365	0.8437	0.8528	0.7872

THE COMPANY

        The head office and registered office of Banro is located at 1 First Canadian Place, Suite 7070, 100 King Street West, Toronto, Ontario, M5X 1E3, Canada.

        The Company was incorporated under the Canada Business Corporations Act (the "CBCA") on May 3, 1994 by articles of incorporation. Pursuant to articles of amendment effective May 7, 1996, the name of the Company was changed from Banro International Capital Inc. to Banro Resource Corporation. The Company was continued under the Business Corporations Act (Ontario) by articles of continuance effective on October 24, 1996. By articles of amendment effective on January 16, 2001, the name of the Company was changed to Banro Corporation and the Company's outstanding Common Shares were consolidated on a three-to-one basis. The Company was continued under the CBCA by articles of continuance dated April 2, 2004. By articles of amendment dated December 17, 2004, the Company's outstanding Common Shares were subdivided by changing each one of such shares into two Common Shares.

        The Company is a Canada-based gold exploration company focused on the exploration and development of four major gold properties located along the 210 kilometre-long Twangiza-Namoya gold belt in the South Kivu and Maniema Provinces of the eastern region of the DRC.

        The following chart illustrates the relationship between Banro and its material subsidiaries, together with the jurisdiction of incorporation of each such subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by Banro.

BUSINESS OF THE COMPANY

        The Company holds, through four wholly-owned DRC subsidiaries, a 100% interest in four gold properties, which are known as Twangiza, Namoya, Lugushwa and Kamituga. These properties are covered by a total of 13 exploitation permits and are found along the 210 kilometre-long Twangiza-Namoya gold belt in the South Kivu and Maniema Provinces of eastern DRC. These properties, totalling approximately 2,600 square kilometres, cover all the major, historical producing areas of the gold belt. The Company's business focus is the exploration and development of these four DRC properties. The Company also holds 14 exploration permits covering an aggregate of 2,710.91 square kilometres. Ten of the permits are located in the vicinity of the Company's Twangiza property and four are located in the vicinity of the Company's Namoya property.

        The following illustrates the location of the Company's properties and exploitation permits.

        Regional and prospect exploration is currently being undertaken at the Twangiza, Namoya and Lugushwa properties. Banro expanded its exploration programs in 2008 and there are currently nine core drill rigs on these properties, where Banro is working with the objective of delineating new inferred mineral resources and upgrading current inferred mineral resources into the measured and indicated mineral resource categories, as it moves the properties through feasibility, pre-feasibility and preliminary assessment stages of development, respectively. Management budgeted for approximately 63,000 metres of drilling in 2008 on the three properties and is currently on track to meet that target. The Company is intending to commence drilling at Kamituga in 2009.

        Under DRC mining law, an exploitation permit entitles the holder thereof to the exclusive right to carry out, within the perimeter over which it is granted and during its term of validity, exploration, development, construction and exploitation works in connection with the mineral substances for which the permit has been granted and associated substances if the holder has obtained an extension of the permit. In addition, an exploitation permit entitles the holder to: (a) enter the exploitation perimeter to conduct mining operations; (b) build the installations and infrastructures required for mining exploitation; (c) use the water and wood within the mining perimeter for the requirements of the mining exploitation, provided that the requirements set forth in the environmental impact study and the environmental management plan of the project are complied with; (d) use, transport and freely sell the holder's products originating from within the exploitation perimeter; (e) proceed with concentration, metallurgical or technical treatment operations, as well as the transformation of the mineral substances extracted from the exploitation perimeter; and (f) proceed to carry out works to extend the mine.

        Without an exploitation permit, the holder of an exploration permit may not conduct exploitation work on the perimeter covered by the exploration permit. So long as a perimeter is covered by an exploitation permit, no other application for a mining or quarry right for all or part of the same perimeter can be processed.

        An exploration permit entitles the holder thereof to the exclusive right, within the perimeter over which it is granted and for the term of its validity, to carry out mineral exploration work for mineral substances, substances for which the licence is granted and associated substances if an extension of the permit is obtained. However, the holder of an exploration permit cannot commence work on the property without obtaining approval in advance of its mitigation and rehabilitation plan. An exploration permit also entitles its holder to the right to obtain an exploitation permit for all or part of the mineral substances and associated substances, if applicable, to which the exploration permit or any extension thereto applies if the holder discovers a deposit which can be economically exploited.

        On February 13, 1997, the Company entered into a mining convention with the Republic of Zaire and Société Minière et Industrielle du Kivu (the "Mining Convention"). In or around 1998, the Company was expropriated of all its properties, rights and titles by presidential decree. The Company initiated arbitration procedures against the DRC State seeking compensation for this expropriation. This resulted in a settlement agreement between the DRC State and the Company which was signed on April 18, 2002 (the "Settlement Agreement"). The Settlement Agreement effectively revived the expropriated Mining Convention. Under this revived Mining Convention, the Company held a 100% equity interest in its properties, was entitled to a ten-year tax holiday from the start of production, and was exempt from custom duties and royalty payments.

        On July 11, 2002, the DRC State enacted a Mining Code (the "Mining Code") to govern all the exploration and exploitation of mineral resources in the DRC. Holders of mining rights who derived their rights from previously existing mining conventions had the option to choose between being governed, either exclusively by the terms and conditions of their own mining convention with the DRC State or by the provisions of the Mining Code. Pursuant to this right of option which is prescribed in Section 340 paragraph 1 of the Mining Code, the Company elected to remain subject to the terms and conditions of its Mining Convention with respect to its 13 exploitation permits it acquired before the enactment of the Mining Code. Nevertheless, the 14 exploration permits (which were acquired by the Company after the implementation of the Mining Code) are exclusively governed by the provisions of the Mining Code and related mining regulations.

Twangiza

        The 1,156 square kilometre Twangiza property is located in the South Kivu Province of the DRC, approximately 35 kilometres west of the Burundi border and approximately 45 kilometres to the south southwest of the town of Bukavu, the provincial capital. The Twangiza property consists of six exploitation permits. Banro's wholly-owned DRC subsidiary, Twangiza Mining SARL, has a 100% interest in the said permits.

        The most recent mineral resource estimates for Twangiza, which are summarized below, came at the end of the fourth phase of resource drilling and sampling of the Twangiza Main and Twangiza North deposits, which was completed in May 2008.

        The current exploration at Twangiza commenced in October 2005, and by May 2008 a total of 216 diamond drill holes had been completed by Banro. The programme included resource delineation drilling on the 3.5 kilometre north trending mining target comprising Twangiza Main and Twangiza North. Definition drilling continues with six diamond drill rigs on the property.

        SRK Consulting (UK) Ltd. ("SRK (UK)") has prepared an independent estimate of the mineral resources at Twangiza, which is set out below. The effective date of the estimate is June 23, 2008. The estimate is based on a cut-off grade of 0.5 g/t Au. The mineral resource is considered to have reasonable prospects for economic extraction by open pit mining and has been restricted to an optimum pit shell which uses a U.S.$910/oz gold price and technical and economic factors resulting from the Twangiza pre-feasibility study.

Resource Category	Tonnes (Millions)	Grade (g/t Au)	Gold Ounces (Millions)
Measured	16.7	2.59	1.39
Indicated	42.5	1.72	2.35
Measured & Indicated	59.2	1.96	3.74
Inferred	10.0	1.80	0.60

        The mineral resources are found within three deposits: Twangiza Main, which contains 87% of the total mineral resources; Twangiza North, which contains 11% of the total mineral resources; and the transported Twangiza "Valley Fill" deposit, which contains 2% of the total mineral resources.

        Based on the above mineral resource estimates, SRK Consulting (South Africa) (Pty) Ltd. ("SRK (SA)") estimated the following mineral reserves for the Twangiza pre-feasibility study:

Reserve Category	Deposit	Tonnes (Millions)	Grade (g/t Au)	Gold Ounces (Millions)
Proven	Twangiza Main	15.22	2.60	1.273
	Twangiza North	0.07	1.19	0.003

Total Proven		15.29	2.60	1.276

Probable	Twangiza Main	27.47	1.81	1.594
	Twangiza North	6.13	2.23	0.440

Total Probable		33.60	1.88	2.034

Total Proven and Probable	Twangiza Project	48.89	2.11	3.310

        There remains potential to increase the mineral resource contained in the pre-feasibility study pit resulting from the ongoing deposit definition drilling. It is noted that assay results for an additional 30 drill holes completed since data was provided to SRK (UK) were reported in the Company's press release dated July 31, 2008. A number of significant intercepts were obtained, including 192 metres grading 2.02g/t Au, 149 metres grading 1.71 g/t Au, 77.8 metres grading 2.17 g/t Au and 60 metres grading 3.50 g/t Au.

        The pre-feasibility study of Twangiza was completed in July 2008 by SENET. The economic model and financial analysis for the purposes of the Twangiza pre-feasibility study was undertaken based on the following assumptions:

Parameter	Units	Assumption
Gold Price	U.S.$/oz	850
Discount Rate	%	5%
Life of Mine ("LoM") After Pre-Production	Years	12
Oxides:
(i) LoM Tonnage	t	16,729,023
(ii) LoM Grade	g/t Au	2.35
(iii) LoM Recovery	%	89.8%
Transition:
(i) FP LoM Tonnage(1)	t	6,631,919
(ii) FP LoM Grade	g/t Au	1.75
(iii) FP LoM Recovery	%	87.0%
(iv) CMS LoM Tonnage(2)	t	8,940,654
(v) CMS LoM Grade	g/t Au	2.55
(vi) CMS LoM Recovery	%	38.0%
Fresh:
(i) FP LoM Tonnage	t	6,456,282
(ii) FP LoM Grade	g/t Au	1.51
(iii) FP LoM Recovery	%	82.2%
(iv) CMS LoM Tonnage	t	10,136,482
(v) CMS LoM Grade	g/t Au	1.74
(vi) CMS LoM Recovery	%	54.0%
Royalty	%	n/a
Tax Rate	%	5% on imports
Initial Capital Costs	U.S.$ 000	541,202
Sustaining Capital	U.S.$ 000	39,380
Fixed Equipment Capital Resale	%	5%
Hydro Equipment Capital Resale	%	30%

Notes:

(1)
"FP" means feldspar prophyry.

(2)
"CMS" means carbonaceous mudstone.

        The results of the Twangiza pre-feasibility study, which are contained in the Twangiza Pre-Feasibility Study Report are summarized below:

Hydro Electric Plant Option	Units	Pre-Feasibility Study
Gold Annual Production — First 3 years	oz	345,125
Gold Annual Production — First 7 years	oz	236,144
Gold Annual Production — LoM	oz	195,772
Cash Operating Costs — First 3 years	U.S.$/oz	212
Cash Operating Costs — First 7 years	U.S.$/oz	351
Cash Operating Costs — LoM	U.S.$/oz	345
Post Tax NPV (5%)	U.S.$ million	352
IRR(1)%		20.5%
Discounted Payback Period	Years	2.78
Project Net Cash Flow After Tax and Capex	U.S.$ million	583

Note:

(1)
"IRR" means internal rate of return.

        Full details of the Twangiza pre-feasibility study are set out in the Twangiza Pre-Feasibility Study Report, which is incorporated by reference herein.

        With the Twangiza pre-feasibility study now completed, the Company intends to complete a bankable feasibility study of Twangiza by the end of 2008. The objective of the current drilling program at Twangiza is to upgrade inferred resources into the measured and indicated categories with the goal of determining reserves as part of the bankable feasibility study.

        An increased amount of metallurgical testwork is also planned to be undertaken to further optimise the recoveries of the oxide, transitional and sulphide ore types and to finalize the metallurgical plant design for the bankable feasibility study.

        The Company plans to continue with the ground exploration of Luhwindja, which neighbours Twangiza North, including drilling. Following a positive soil and adit sampling programme, an initial 10-hole drilling programme on the Mufwa prospect has been initiated.

Namoya

        The Namoya property consists of one exploitation permit covering an area of 174 square kilometres and is located approximately 225 kilometres southwest of the town of Bukavu in Maniema Province in the east of the DRC. Namoya Mining SARL, which is wholly-owned by Banro, has a 100% interest in the said permit. The Namoya property comprises four separate deposits: Mwendamboko and Muviringu to the northwest, Kakula in the center and Namoya Summit to the southeast.

        The most recent mineral resource estimates for Namoya were completed in June 2007 following the completion of an additional 7,411.53 metres (36 drill holes) of drilling since the previous Namoya mineral resource determination in September 2006. These most recent mineral resource estimates were included in the Namoya Preliminary Assessment Report.

        The table below summarizes the current mineral resource estimates for Namoya using a 1.0 g/t Au block cut-off. These estimates are outlined in the Namoya Preliminary Assessment Report.

Class	Tonnage (Tonnes)	Grade (Au g/t)	Contained Gold (Ounces)
Indicated	8,925,000	3.27	938,800
Inferred	7,074,000	2.73	621,500

        The Namoya preliminary assessment was completed in July 2007 and the results which are included in the Namoya Preliminary Assessment Report are summarized below. Pit optimizations and underground mining studies were undertaken on the indicated and inferred mineral resources from which mining schedules were estimated. Results from metallurgical testwork of the various ore types at Namoya were used to determine metallurgical recoveries and determine the gravity/Carbon-in-Leach (CIL) processing flow sheet. Infrastructural and site services were estimated for the project together with hydroelectric and diesel power alternatives.

        An economic model and a financial analysis were undertaken based on the following assumptions:

Parameter	Units	Hydroelectric Assumption	Diesel Assumption
Gold Price	U.S.$/oz	600	600
Discount Rate	%	5%	5%
LoM After Pre-Production	Years	8	7
Oxides:
(i) LoM Tonnage	t	7,653,363	6,467,642
(ii) LoM Grade	g/t Au	2.85	3.17
(iii) LoM Recovery	%	93.6%	93.6%
Transition:
(i) LoM Tonnage	t	2,853,871	2,160,665
(ii) LoM Grade	g/t Au	3.08	3.62
(iii) LoM Recovery	%	93.0%	93.0%

Fresh Rock:
(i) LoM Tonnage	t	3,501,546	3,350,940
(ii) LoM Grade	g/t Au	3.51	3.41
(iii) LoM Recovery	%	92.6%	92.6%
Stockpile:
(i) LoM Tonnage	t	1,495,429	1,421,541
(ii) LoM Grade	g/t An	0.76	0.76
(iii) LoM Recovery	%	93.0%	93.0%
Royalty	%	n/a	n/a
Tax Rate	%	5% on imports	5% on imports
Initial Capital Costs	U.S.$000	186,545	161,996
Sustaining Capital	U.S.$000	27,478	25,974
Fixed Equipment Capital Resale	%	20%	20%
Hydro Equipment Capital Resale	%	60%	n/a
Mobile Equipment Capital Resale	%	20%	20%

        The results of the financial analysis for the Namoya hydroelectric and diesel options are summarized below:

	Units	Hydroelectric Assumption	Diesel Assumption
Gold Annual Production — First 5 years	oz	193,949	198,139
Gold Annual Production — LoM	oz	164,988	174,632
Cash Operating Costs — First 5 years	U.S.$/oz	217.11	265.37
Cash Operating Costs — LoM	U.S.$/oz	238.24	285.84
Post Tax NPV (5%)	U.S.$ million	204	145
IRR	%	37.3%	41.0%
Payback Time	Years	2.3	1.6
Project Net Cash Flow After Tax and Capex	U.S.$ million	290	197

        The Company's objectives at Namoya for 2008 include completing a pre-feasibility study during the fourth quarter of 2008. The outcome of the pre-feasibility study will indicate whether the Company should pursue a CIL option or a heap leach option, as the best way forward for the Namoya property. This option will then be progressed to a full feasibility during 2009.

        The current drilling program at Namoya is part of the pre-feasibility study, with the objective of upgrading inferred mineral resources into the measured and indicated categories so that open pit reserves can be determined as part of the pre-feasibility study. The current mineral resource estimates for Namoya were determined using the assay results from drill holes NDD001 to NDD106.

        An increased amount of metallurgical testwork is also planned to be undertaken to further optimise the recoveries of the oxide, transitional and sulphide ore types and to test the feasibility of the heap leach option.

Lugushwa

        The Lugushwa property consists of three exploitation permits covering an area of 641 square kilometres and is located approximately 150 kilometres southwest of the town of Bukavu in the South Kivu Province in the east of the DRC. Banro's wholly-owned DRC subsidiary, Lugushwa Mining SARL, has a 100% interest in the said permits.

        The table below summarizes the current mineral resource estimates for the Lugushwa property utilizing a 1.0 g/t Au cut-off grade. These estimates, which are included in the technical report of Michael B. Skead dated March 30, 2007 and entitled "Third NI 43-101 Technical Report, Lugushwa Project, South Kivu Province, Democratic Republic of the Congo", relate to the D18/19, G20/21, G7 Mapale and Simali deposits.

Category	Tonnage (000s)	Grade (Au g/t)	Contained Gold (000s)
Inferred	37,000	2.3	2,735

        The focus of the 2008 programme at Lugushwa is on upgrading the inferred mineral resources to higher confidence resources and progressing this to the completion of a preliminary assessment (i.e., "scoping study") by the end of 2008 or early 2009, depending on the progress of the drilling programme and the metallurgical testwork required for the completion of the preliminary assessment study. The heap leach option (similar to Namoya) will be progressed as part of this study. It is proposed to carry out 10,000 metres of core drilling during 2008 with two rigs, once infill drilling for the pre-feasibility studies at Twangiza and Namoya have been completed, focusing on the existing deposits and extensions as well as drilling newly defined targets. The Company is currently on track to meet its drilling target for 2008.

        The target generation and ground follow-up exercise that was initiated in 2007 is planned to be intensified to define new drill targets. Metallurgical testwork is also planned to be undertaken to optimise the recoveries of the oxide, transitional and sulphide ore types.

Kamituga

        The Kamituga property consists of three exploitation permits covering an area of 641 square kilometres and is located approximately 100 kilometres southwest of the town of Bukavu in the South Kivu Province in the east of the DRC. Banro's wholly-owned DRC subsidiary, Kamituga Mining SARL, has a 100% interest in the said permits.

        In Sections 2 and 3 of the technical report of SRK (UK) (formerly Steffen, Robertson and Kirsten (UK) Ltd.) dated February 2005 and entitled "NI 43-101 Technical Report Resource Estimation and Exploration Potential at the Kamituga, Lugushwa and Namoya Concessions, Democratic Republic of Congo", SRK (UK) outlined the following mineral resource estimates for Kamituga, using a 1.0 g/t Au cut-off grade and based on polygonal methods using historical assay results from underground and surface channel sampling.

Resource Category	Tonnes (Millions)	Grade (Au g/t)	Gold Ounces (Millions)
Inferred	7.26	3.90	0.915

        During 2007, the Kamituga project was covered by the LIDAR, aeromagnetic and radiometric surveys that were carried out as part of the Company's regional programme.

        Banro is proposing to commence exploration activities at Kamituga in late 2008 or 2009, such activities to consist of reviewing and assessing the historical data, stream sediment sampling, gridding, geological mapping, soil, trench and adit sampling, followed by drilling. Kamituga is located in an area with artisanal miners, violence and political instability which could cause delays in Banro's activities on the Kamituga property. Exploration will focus on: (a) the disseminated sulphide wall rock mineralization that may have been neglected in the past by previous mining activities when the focus was on high grade quartz veins and stockworks; and (b) locating additional zones of oxide mineralization elsewhere on the property.

Other Exploration Properties

        The Company's wholly-owned DRC subsidiary, Banro Congo Mining SARL, holds 14 exploration permits covering an aggregate of 2,710.91 square kilometres of ground located between and contiguous to the Company's Twangiza, Kamituga and Lugushwa properties and northwest of Namoya. The applications for these permits were originally filed with the Mining Cadastral shortly after implementation of the DRC's new Mining Code in June 2003.

        No ground field work was conducted during 2007 in respect of these properties. The properties relating to two of the exploration permits (located between Kamituga and Lugushwa) were covered by the aeromagnetic and radiometric surveys that were carried out during 2007 as part of the regional programme. During 2008, the Company continued its regional programme encompassing LIDAR, aeromagnetic and radiometric surveys over certain of these properties (to the extent not covered during 2007) for target generation and ground follow-up for 2009 and 2010.

Qualified Persons

        The "qualified person" (as such term is defined in NI 43-101) who oversees the Company's exploration programs is Daniel K. Bansah. Mr. Bansah, who is Vice President, Exploration of Banro, has reviewed and approved the technical information in this short form prospectus. The "qualified persons" for the purposes of the various technical reports referred to or incorporated by reference into this short form prospectus are set out in the applicable technical report.

 CONSOLIDATED CAPITALIZATION

        Since June 30, 2008 and to the date of this short form prospectus, the Company has not issued any Common Shares. No stock options have been granted since June 30, 2008 and to the date of this short form prospectus. There have been no other material changes in the Company's share or loan capital, on a consolidated basis, since June 30, 2008. The following table sets forth the consolidated capitalization of the Company as at the dates indicated before and after completion of the Offering. This table should be read in conjunction with the consolidated financial statements of the Company (including the notes thereto) incorporated by reference into this short form prospectus.

	As at December 31, 2007	As at June 30, 2008 before giving effect to the Offering	As at June 30, 2008 after giving effect to the Offering(1)(2)
Shareholders' Equity
Common Shares	U.S.$136,593,491	U.S.$140,302,546	U.S.$156,846,546
(Authorized: Unlimited)	39,860,137 shares	40,482,938 shares	51,482,938 shares
Warrants	Nil	Nil	U.S.$1,551,000
Contributed surplus	U.S.$14,000,674	U.S.$13,837,810	U.S.$13,837,810
Accumulated other comprehensive income	U.S.$503,570	Nil	Nil
Deficit	U.S.$(53,839,331)	U.S.$(53,789,581)	U.S.$(53,789,581)

Total capitalization	U.S.$97,258,404	U.S.$100,350,775	U.S.$118,445,775

Notes:

(1)
After deducting the Underwriters' Fee of U.S.$1,155,000 but before deducting expenses of the Offering, which are estimated at U.S.$1,500,000.

(2)
Assumes no exercise of any outstanding Warrants or of the Over-Allotment Option.

USE OF PROCEEDS

        The estimated net proceeds received by Banro from the Offering (assuming no exercise of the Over-Allotment Option) will be U.S.$16,595,000 (determined after deducting the Underwriters' Fee and estimated expenses of the Offering). If the Over-Allotment Option is exercised in full, the estimated net proceeds received by Banro from the Offering will be U.S.$18,240,000 (determined after deducting the Underwriters' Fee and estimated expenses of the Offering).

        Banro intends to use the net proceeds of the Offering as follows:

U.S.$ millions
Development costs of the Twangiza property	5.0
Development costs of the Namoya and Lugushwa properties	5.0
Administrative and general expenses and working capital of the Company	6.6

Total	16.6

        Any net proceeds from the exercise of the Over-Allotment Option will be used for administrative and general expenses and working capital of the Company.

        Although Banro intends to use the proceeds from the Offering as set out in the above table, the actual allocation of the net proceeds may vary from that set out above, depending on future developments in Banro's mineral properties or unforeseen events.

        The following are the business objectives that the Company expects to accomplish using the net proceeds from the Offering and the significant events that must occur for such objectives to be accomplished:

  (i)
  Completion of the bankable feasibility study for the Twangiza project for targeted completion by December 2008, which requires the completion of the infill drilling programme to outline measured and indicated mineral resources at an estimated cost of U.S.$5 million which includes the cost of assaying, transport, consumables, staff costs, fuel, equipment, consulting fees, metallurgical testwork, pit optimisations to determine ore reserves, mine and process engineering and scheduling, and geotechnical, environmental, social and permitting costs relating to such activities.

  (ii)
  Completion of the pre-feasibility study for the Namoya project for targeted completion by November 2008, which requires the completion of regional and prospect definition exploration followed by drilling and the infill drilling programme at an estimated cost of U.S.$3.5 million which includes the cost of drilling, assaying, transport, consumables, staff costs, fuel, metallurgical testwork equipment and consulting fees related to such activities.

  (iii)
  Completion of the preliminary assessment for the Lugushwa project for targeted completion by December 2008 or early 2009, which requires the completion of regional and prospect definition exploration followed by drilling and the infill drilling programme at an estimated cost of U.S.$1.5 million which includes the cost of drilling, assaying, transport, consumables, staff costs, fuel, metallurgical testwork equipment and consulting fees related to such activities. This objective is dependent on the success of the drilling programmes at the Twangiza and Namoya projects, as well as completion of the metallurgical testwork programme required for the different studies. If any delays are experienced, this will roll forward into 2009.

DESCRIPTION OF SHARE CAPITAL

        The Company's authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preference shares issuable in series, of which 40,482,938 Common Shares and no preference shares were issued and outstanding as of the date of this short form prospectus. The following is a summary of the material provisions attaching to the Common Shares and preference shares.

Common Shares

        The holders of the Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Company and shall have one vote for each Common Share held at all meetings of the shareholders of the Company, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. Subject to the prior rights of the holders of the preference shares or any other shares ranking senior to the Common Shares, the holders of the Common Shares are entitled to (a) receive any dividends as and when declared by the board of directors, out of the assets of the Company properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine, and (b) receive the remaining property of the Company in the event of any liquidation, dissolution or winding-up of the Company.

Preference Shares

        The board of directors of the Company may issue the preference shares at any time and from time to time in one or more series, each series of which shall have the designations, rights, privileges, restrictions and conditions fixed by the directors. The preference shares of each series shall rank on a parity with the preference shares of every other series, and shall be entitled to priority over the Common Shares and any other shares of the Company ranking junior to the preference shares, with respect to priority in the payment of dividends and the return of capital and the distribution of assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

 PRIOR SALES

Prior Sales

        Set forth below is information with respect to the securities of the Company issued during the 12-month period prior to the date of this short form prospectus.

Common Shares

Date of Issuance	Number of Common Shares Issued(1)	Price per Common Share (Cdn$)
September 27, 2007	3,300	$4.00
October 4, 2007	36,700	$4.00
October 4, 2007	50,000	$6.65
February 8, 2008	200,000	$4.70
March 14, 2008	100,000	$3.00
April 11, 2008	317,801	$5.25
April 15, 2008	2,100	$4.00
April 16, 2008	2,900	$4.00

Note:

(1)
All of these share issuances were pursuant to the exercise of previously issued stock options of the Company.

Stock Options and Warrants

        There were no stock options or warrants issued by the Company during the 12-month period prior to the date of this short form prospectus.

TRADING PRICE AND VOLUME

        The Common Shares are listed for trading on the TSX and the AMEX under trading symbol "BAA". The following tables set forth information relating to the trading of the Common Shares on the TSX and the AMEX for the periods indicated.

Toronto Stock Exchange

Period	High (Cdn$)	Low (Cdn$)	Volume
September 2008 (to September 10, 2008)	3.68	1.05	777,986
August 2008	4.79	3.35	505,560
July 2008	7.99	3.70	3,509,061
June 2008	8.40	6.70	373,646
May 2008	8.95	8.00	3,044,574
April 2008	9.00	7.75	876,600
March 2008	10.13	8.00	1,787,336
February 2008	10.53	8.70	1,615,549
January 2008	12.35	9.56	1,211,381
December 2007	12.50	8.04	796,484
November 2007	12.85	11.00	1,262,806
October 2007	13.00	10.73	1,624,209
September 2007	12.50	8.79	2,015,993
August 2007	12.50	8.74	1,343,868

American Stock Exchange

Period	High (U.S.$)	Low (U.S.$)	Volume
September 2008 (to September 10, 2008)	3.48	1.41	386,000
August 2008	4.65	3.19	579,800
July 2008	7.50	3.55	680,500
June 2008	8.42	6.50	258,300
May 2008	8.75	7.40	192,000
April 2008	8.79	7.63	287,800
March 2008	10.66	7.89	360,400
February 2008	10.57	8.89	174,700
January 2008	11.99	9.55	230,300
December 2007	12.20	8.10	271,200
November 2007	13.80	11.00	238,500
October 2007	13.55	10.79	336,900
September 2007	12.20	8.78	277,300
August 2007	11.89	8.32	279,700

DESCRIPTION OF SECURITIES BEING OFFERED

        The Offering consists of 11,000,000 Units (assuming no exercise of the Over-Allotment Option), each Unit comprised of one Common Share and one-half of one Warrant. The Units will be separable into Common Shares and Warrants immediately following the closing of the Offering.

Common Shares

        Details regarding the Common Shares can be found above under "Description of Share Capital — Common Shares".

Warrants

        Each whole Warrant is transferable and entitles the holder (each, a "Warrantholder") to purchase one Warrant Share at a price of U.S.$2.20 at any time up to 5:00 p.m. (Toronto time) on the date which is 36 months from the date of issuance of the Warrants, after which time the Warrants will expire. The Warrants will be issued under an indenture (the "Warrant Indenture") to be entered into between the Company and Equity Transfer & Trust Company (the "Warrant Agent") as of the Closing Date. The Company will appoint the principal transfer office of the Warrant Agent in Toronto, Ontario as the location at which the Warrants may be surrendered for exercise, transfer or exchange. Under the Warrant Indenture, the Company may from time to time, subject to applicable law, purchase, by invitation for tender, in the open market, by private contract on any stock exchange or otherwise, any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

        The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

  (i)
  the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares by way of a stock dividend or other distribution (other than a "dividend paid in the ordinary course", as defined in the Warrant Indenture, or a distribution of Common Shares upon the exercise of any outstanding warrants or options);

  (ii)
  the subdivision, redivision or change of the Common Shares into a greater number of shares;

  (iii)
  the consolidation, reduction or combination of the Common Shares into a lesser number of shares;

  (iv)
  the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the "current market price", as defined in the Warrant Indenture, for the Common Shares on such record date; or

  (v)
  the issuance or distribution to all or substantially all of the holders of the Common Shares of securities of the Company including rights, options or warrants to acquire shares of any class or securities exchangeable or convertible into any such shares or property or assets and including evidences of indebtedness, or any property or other assets.

        The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events:

  (i)
  reclassification, redesignation or other change of the Common Shares;

  (ii)
  consolidations, amalgamations, arrangements or mergers of the Company with or into any other corporation or other entity (other than consolidations, amalgamations, arrangements or mergers which do not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares); or

  (iii)
  the transfer, sale or conveyance of the undertaking or assets of the Company in their entirety or substantially in their entirety to another corporation or other entity in which the holders of Common Shares are entitled to receive shares, other securities or other property.

        No adjustment in the exercise price or the number of Warrant Shares issuable upon exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would result in a change of at least 1% in the exercise price or a change in the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share, as the case may be.

        The Company will covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to Warrantholders of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least ten business days prior to the record date or effective date, as the case may be, of such event.

        No fractional Warrant Shares will be issuable upon the exercise of any Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Any subscription for fractional Warrant Shares will be deemed to be a subscription for the next largest whole number of Warrant Shares. With respect to any Warrants held, Warrantholders will not have any voting or pre-emptive rights or any other rights which a holder of Warrant Shares would have.

        The Warrant Indenture will provide that, from time to time, the Company and the Warrant Agent, without the consent of the Warrantholders, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not prejudice the rights of any Warrantholder. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the Warrantholders may only be made by "extraordinary resolution", which will be defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the Warrantholders at which there are Warrantholders present in person or represented by proxy representing at least 25% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to a lack of quorum, at which adjourned meeting the Warrantholders present in person or by proxy shall form a quorum) and passed by the affirmative vote of Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution, or (2) adopted by an instrument in writing signed by the Warrantholders representing not less than 66 2/3% of the aggregate number of all the then outstanding Warrants.

        The Company will covenant in the Warrant Indenture that, for so long as the Warrants remain outstanding, it will, among other things:

  (i)
  use its commercially reasonable efforts to maintain its status as: (A) a reporting issuer or equivalent not in default, and not be in default in any material respect of the applicable requirements of, the applicable securities laws of all of the provinces of Canada except Quebec; and (B) a "foreign issuer" as defined in Regulation S under the U.S. Securities Act of 1933 (the "U.S. Securities Act"); and

  (ii)
  use its commercially reasonable efforts to ensure that all Warrants and Common Shares outstanding or issuable from time to time, including the Common Shares issuable on the exercise of the Warrants, continue to be or are listed and posted for trading on the TSX and the AMEX.

        The foregoing summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture in the form to be agreed upon by the parties.

        The Company will file and clear a short form base shelf prospectus and related supplement in Canada and concurrently, pursuant to the multi-jurisdictional disclosure system, file a registration statement on Form F-10 and related supplement with the SEC covering the issuance of the Warrant Shares upon the exercise of the Warrants. Unless the additional registration statement is effective and the related supplement is filed, the Warrants may only be exercised by persons who establish, to the reasonable satisfaction of the Company and the Warrant Agent (which may include providing an opinion of counsel of recognized standing satisfactory to the Company), that the issuance of the Warrant Shares pursuant to exercise of the Warrants can be completed pursuant to and in accordance with (i) Rule 903 of Regulation S under the U.S. Securities Act, (ii) an effective registration statement under the U.S. Securities Act, or (iii) an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws. The Warrant Agent may assume that the registration statement remains effective until otherwise notified in writing by the Company that it is no longer effective.

        If, at any time following the initial effectiveness of the additional registration statement and the filing of the related supplement under the U.S. Securities Act and prior to the expiry date for the Warrants, the Company determines that the additional registration statement filed with the SEC is not effective, the Warrantholders will receive a notice of this determination, together with written confirmation that the Warrants may, until the earlier of the additional registration statement becoming effective and the related supplement having been filed or the expiry date, also be exercised by means of a "cashless exercise" in which the Warrantholder will be entitled to receive a certificate for a number of Warrant Shares determined on the basis of the excess of the volume weighted average price on the AMEX over the exercise price.

PLAN OF DISTRIBUTION

        Pursuant to the Underwriting Agreement, the Company has agreed to sell an aggregate of 11,000,000 Units to the Underwriters, and the Underwriters have severally (and not jointly or jointly and severally) agreed to purchase from the Company, as principals, such Units on the closing of the Offering. The Underwriting Agreement provides that the Company will pay the Underwriters a fee of U.S.$0.105 per Unit issued and sold by the Company, for an aggregate fee payable by the Company of U.S.$1,155,000, in consideration of the Underwriters' services in connection with the Offering. The Offering Price for the Units offered in the United States or in any jurisdiction other than Canada and the Underwriters' Fee in connection with the Units offered in the United States or in any jurisdiction other than Canada are payable in U.S. dollars, and the Offering Price for the Units offered in Canada and the Underwriters' Fee in connection with the Units offered in Canada are payable in Canadian dollars with the Offering Price of such Units being equal to the Canadian dollar equivalent of the U.S. dollar Offering Price based on the noon exchange rate on September 10, 2008 as reported by the Bank of Canada for the conversion of Canadian dollars into U.S. dollars. The Company estimates that expenses for the Offering, not including the Underwriters' Fee, will be approximately U.S.$1,500,000.

        The Company has granted to the Underwriters the Over-Allotment Option to acquire up to 1,000,000 Over-Allotment Shares at a price of U.S.$1.60 per Over-Allotment Share and up to 500,000 Over-Allotment Warrants at a price of U.S.$0.30 per Over-Allotment Warrant. Each Over-Allotment Warrant will entitle the holder thereof to purchase one Over-Allotment Warrant Share at a price of U.S.$2.20 at any time up to 5:00 p.m. (Toronto time) on the date which is 36 months from the Closing Date. The Over-Allotment Option is exercisable in whole or in part at any time up to 30 days from the Closing Date. If the Over-Allotment Option is exercised in full, the aggregate total price to the public, Underwriters' Fee and total net proceeds to the Company (before payment of the expenses of the Offering), will be U.S.$21,000,000, U.S.$1,260,000 and U.S.$19,740,000, respectively. This short form prospectus qualifies the grant of the Over-Allotment Option, the issuance of the Over-Allotment Shares and Over-Allotment Warrants issuable upon any exercise of the Over-Allotment Option and the Over-Allotment Warrant Shares issuable upon due exercise of the Over-Allotment Warrants.

        The Offering Price and terms of the Offering were established through negotiations between the Company and the Underwriters with consideration given to the trading prices of the Common Shares on the TSX and the AMEX.

        The Warrants will be created and issued pursuant to the terms of a Warrant Indenture. The Warrant Indenture will contain provisions designed to protect the holders of Warrants against dilution upon the occurrence of certain events. No fractional Warrant Shares will be issued upon the exercise of any Warrants. See "Description of Securities Being Offered — Warrants".

        There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. The TSX and the AMEX have conditionally approved the listing of: (a) the Common Shares and Warrants to be issued upon closing of the Offering; (ii) the Over-Allotment Shares and Over-Allotment Warrants to be issued at any time upon exercise of the Over-Allotment Option; (iii) the Warrant Shares to be issued upon due exercise of the Warrants; and (iv) the Over-Allotment Warrant Shares to be issued upon due exercise of the Over-Allotment Warrants. Listing will be subject to Banro fulfilling all the listing requirements of the TSX and AMEX including, with respect to the listing of the Warrants, the distribution of the Warrants to a minimum number of public securityholders.

        It is expected that delivery of the Common Shares and Warrants will be made against payment therefor on or about the Closing Date specified on the covering page of this short form prospectus, which will not be three business days following the date of this short form prospectus (this settlement cycle being referred to as "T+3"). Under Rule 15c6-1 of the U.S. Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Common Shares or Warrants on the date of pricing or prior to the Closing Date will be required, by virtue of the fact that the Common Shares and Warrants will not settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Units who wish to trade their Common Shares or Warrants on the date the Units are purchased or prior to the Closing Date should consult their own advisors.

        In the Underwriting Agreement, each of the Underwriters has severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Units offered hereby, other than those covered by the Over-Allotment Option, if any of such Over-Allotment Shares and/or Over-Allotment Warrants are purchased. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion upon the occurrence of certain stated events, including, amongst other things, the occurrence of a material adverse change in the state of the financial markets. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased. The Underwriting Agreement also provides that the obligations of the Underwriters to purchase the Units included in this Offering are subject to approval of legal matters by counsel and to other conditions.

        The Underwriters propose to offer the Units initially at the Offering Price. After a reasonable effort has been made to sell all of the Units at the price specified, the Underwriters may subsequently reduce the selling price to investors, which selling price may be changed from time to time, to an amount not greater than the Offering Price specified, in order to sell any Units remaining unsold. Any such reduction shall not affect the proceeds received by the Company.

        Subscriptions for Units will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice.

        The Offering is being made concurrently in all of the provinces of Canada other than Quebec and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the United States and Canada. The Units will be offered in Canada and the United States through the Underwriters either directly or, if applicable, through their respective United States registered broker-dealer affiliates. Subject to applicable law, the Underwriters may offer the Units outside of Canada and the United States.

        Under the Underwriting Agreement, the Company has agreed that, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld, it shall not, for a period of 90 days after the Closing Date, offer to issue, sell or grant any option for the sale of, or otherwise dispose or monetize, or announce any intention to do so in a public offering or by way of private placement or otherwise or enter into a contract to purchase or otherwise lend or dispose of directly or indirectly any securities of the Company other than: (a) Common Shares issuable pursuant to the conversion, exercise or exchange of convertible, exercisable or exchangeable securities existing on the Closing Date or upon the exercise of stock options granted as permitted pursuant to the Underwriting Agreement, provided that all such Common Shares issued upon such conversion, exercise or exchange are also subject to the relevant lock-up provision under the Underwriting Agreement; or (b) options to acquire Common Shares granted pursuant to the Company's existing stock option plan and Common Shares issuable pursuant to such stock options.

        The Underwriting Agreement also provides that the Company will indemnify the Underwriters and their respective directors, officers, shareholders, agents and employees against certain liabilities and expenses including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or contribute to payments the Underwriters may be required to make in respect of those liabilities.

        The directors and officers of the Company have agreed in favour of the Underwriters that, during the period ending 90 days after the Closing Date, they will not, directly or indirectly, except in certain circumstances, offer to issue, sell or grant any option for the sale of, or to otherwise dispose or monetize, or announce any intention to or enter into an arrangement to offer or sell any Common Shares or other securities of the Company, or securities convertible into, exchangeable for, or otherwise exercisable to acquire any securities of the Company in connection with financing transactions without having obtained the prior written consent of the Lead Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld.

        Pursuant to policy statements of certain Canadian securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The policy statements allow certain exceptions to the foregoing prohibitions. The Underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Market Regulation Services Inc., relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first mentioned exception, in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        In connection with the Offering, the Underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Common Shares and/or Warrants in the open market for the purpose of preventing or retarding a decline in the market price of the Common Shares and/or Warrants while the Offering is in progress. These stabilizing transactions may include making short sales of the Common Shares and/or Warrants, which involves the sale by the Underwriters of a greater number of Common Shares and/or Warrants than they are required to purchase in the Offering, and purchasing Common Shares and/or Warrants on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the Over-Allotment Option, or may be "naked" shorts, which are short positions in excess of that amount. The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing Common Shares and/or Warrants in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares and/or Warrants available for purchase in the open market compared to the price at which the Underwriters may purchase Common Shares and/or Warrants through the exercise of the Over-Allotment Option. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares and/or Warrants in the open market that could adversely affect investors who purchase in this Offering. To the extent that the Underwriters create a naked short position, they will purchase Common Shares and/or Warrants in the open market to cover the position.

        The Underwriters have advised the Company that, pursuant to Regulation M of the U.S. Securities Act and applicable Canadian securities laws, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Common Shares and the Warrants, including the imposition of penalty bids. This means that if the Lead Underwriter as stabilization agent purchases Common Shares or Warrants in the open market in stabilizing transactions or to cover short sales, the Lead Underwriter can require the Underwriters that sold those Common Shares or Warrants as part of this Offering to repay the underwriting discount received by them.

        From time to time, certain of the Underwriters or their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company's debt or equity securities or loans, and may do so in the future.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Units described in this short form prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Units that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000; and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospective Directive) subject to obtaining the prior consent of the joint bookrunners for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Units shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each purchaser of Units described in this short form prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the Units have not authorized and do not authorize the making of any offer of Units through any financial intermediary on their behalf, other than offers made by the Underwriters with a view to the final placement of the Units as contemplated in this short form prospectus. Accordingly, no purchaser of the Units, other than the Underwriters, is authorized to make any further offer of the Units on behalf of the sellers or the Underwriters.

Notice to Prospective Investors in the United Kingdom

        This short form prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.

        This short form prospectus is being, and will at all times be, circulated in the United Kingdom in reliance on the disapplication of section 21(1) of the Financial Services and Markets Act 2000 ("FSMA") to financial promotions (as defined in the FSMA) issued within the parameters of various provisions of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 ("FPO").

        This short form prospectus is exempt from the general restriction on the communication of invitations or inducements to engage in investment activity contained in section 21 of the FSMA on the grounds that it is made to:

  (i)
  investment professionals (as defined in Regulation 19(5) of the FPO);

  (ii)
  high net worth companies, unincorporated associations etc (as defined in Regulation 49(2) of the FPO);

  (iii)
  persons outside the United Kingdom; and/or

  (iv)
  persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any Units may otherwise lawfully be communicated or caused to be communicated.

Communications to investment professionals

        A person is an investment professional if that person is appropriately authorised by the Financial Services Authority, is specifically exempted by the Financial Services Authority for the purposes of the regulated activity to which this document relates, is a person whose ordinary activities involve carrying on the controlled activity to which this document relates or otherwise as defined in Regulation 19(5) of the FPO.

Communications to high net worth companies, unincorporated associations, etc.

        An entity falls within Regulation 49(2) of the FPO if it is:

  (a)
  a body corporate which has, or which is a member of a group in which an undertaking has, a called-up share capital or net assets of not less than (i) £500,000, where the body corporate has more than 20 members or is a subsidiary of an undertaking which has more than 20 members; or (ii) otherwise, £5 million;

  (b)
  any unincorporated association or partnership which has net assets of not less than £5 million;

  (c)
  the trustee of a high value trust; or

  (d)
  otherwise as defined in Regulation 49(2) of the FPO.

        As this short form prospectus has been circulated in reliance on the disapplication of Section 21(1) of the FSMA the content of this short form prospectus has not been approved by an authorised person. Such approval would normally be required. Reliance on this short form prospectus for the purpose of engaging in any investment activity may expose you to a significant risk of losing all of any property invested or of occurring additional liability.

        This short form prospectus is directed only at persons falling within the categories described above and the matters contained in this short form prospectus are available only to such persons. If you are in any doubt as to the matters contained in this short form prospectus you should consult an authorised person specialising in advising on investments or other matters of the kind contained in this short form prospectus. No persons other than those described above should rely or act on the contents of this short form prospectus.

Notice to Prospective Investors in France

        Neither this short form prospectus nor any other offering material relating to the Units described in this short form prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this short form prospectus nor any other offering material relating to the Units has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the Units to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.411-3, D.411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; or

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or in a transaction that, in accordance with article L.411-2-II-1™-or 2™-or 3™- or 4™ of the French Code monétaire et financier and articles 211-2 and 211-2-1 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The Common Shares and Warrants may be resold, directly or indirectly, only in compliance with Articles L.411-1 and L.411-2 of the French Code Monétaire et Financier.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Macleod Dixon LLP, counsel to Banro, and Fasken Martineau DuMoulin LLP, counsel to the Underwriters, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations applicable to a purchaser of Common Shares and Warrants comprising the Units pursuant to this Offering (the "Securities"). This summary is applicable only to a purchaser who, at all relevant times, deals at arm's length and is not affiliated with the Company, and who will acquire and hold such Common Shares and Warrants as capital property (each, a "Holder"), all within the meaning of the Income Tax Act (Canada) (the "Tax Act"). Any Common Shares and Warrants will generally be considered to be capital property to a Holder unless the Holder holds such securities in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

        This summary does not apply to a holder (i) that is a "financial institution", as defined in the Tax Act for purposes of the mark-to-market rules; (ii) an interest in which is or would constitute a "tax shelter investment" as defined in the Tax Act; (iii) that is a "specified financial institution" as defined in the Tax Act; or (iv) that has made a functional currency reporting election under the Tax Act.

        This summary does not address considerations related to whether interest on money borrowed by a Holder to acquire the Securities would be deductible for Canadian income tax purposes. Holders who are considering borrowing money to acquire the Securities should consult their own tax advisors in this regard.

        This summary is based upon the current provisions of the Tax Act and the regulations thereunder, specific proposals to amend the Tax Act and the regulations thereunder (the "Tax Proposals") which have been announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, and counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that such Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Common Shares and Warrants. The following description of income tax matters is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders are urged to consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

        For purposes of the Tax Act, each amount relating to the acquisition, holding or disposition of the Units, Common Shares or Warrants must be converted into Canadian dollars using the Bank of Canada noon day rate, for the exchange of Canadian currency into U.S. dollars, on the effective date that the amount first arose, or such other method as is acceptable to the CRA.

Residents of Canada

        This portion of the summary is applicable to a holder of Securities who, for the purposes of the Tax Act and any applicable income tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times (each, a "Resident Holder"). Certain Resident Holders whose Common Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have the Common Shares and every other "Canadian security" (as defined by the Tax Act), which would not include the Warrants, owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

Allocation of Purchase Price

        A Resident Holder will be required to allocate the purchase price of each Unit between the Common Share and the one-half of one Warrant on a reasonable basis, in order to determine their respective costs for purposes of the Tax Act. The Company intends to allocate U.S.$1.60 of the issue price of each Unit as consideration for the issue of each Common Share and U.S.$0.15 for the issue of each one-half of one Warrant. Although Banro believes such allocation is reasonable, such allocation will not be binding on the CRA.

        The adjusted cost base to a Resident Holder of a Common Share acquired hereunder will be determined by averaging the cost of that Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property at that time by the Resident Holder.

Exercise or Expiry of Warrants

        A Resident Holder will not realize a gain or loss upon the exercise of a Warrant. The Resident Holder's cost of Common Shares acquired by exercising Warrants will be equal to the aggregate of the Resident Holder's adjusted cost base of the Warrants exercised plus the exercise price paid for the Common Shares. The Resident Holder's adjusted cost base of the Common Shares so acquired will be determined by averaging the cost of those Common Shares with the adjusted cost base (determined immediately before the acquisition of the Common Shares) of all other Common Shares held as capital property by such Resident Holder at the time of acquisition.

        In the event of the expiry of an unexercised Warrant, the Resident Holder will realize a capital loss equal to the Resident Holder's adjusted cost base of such Warrant as discussed below.

Disposition of Common Shares and Warrants

        A Resident Holder who disposes of or is deemed to have disposed of a Common Share or a Warrant (other than a disposition arising on the exercise or expiry of a Warrant) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Common Share or the Warrant exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Share or Warrant, as the case may be, and any reasonable expenses associated with the disposition.

        Generally, one-half of any capital gain (a "taxable capital gain") realized must be included in the Resident Holder's income and one-half of any capital loss may be used to offset taxable capital gains incurred by the Resident Holder in the year, in any of the three prior years or in any subsequent year in the circumstances and to the extent provided in the Tax Act. A capital loss realized on the disposition of a Common Share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends which have been previously received or deemed to have been received by the Resident Holder on such share. Similar rules may apply where a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Common Shares.

        Capital gains realized by an individual and certain trusts may result in the individual or trust paying alternative minimum tax under the Tax Act.

        A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

Taxation of Dividends Received by Resident Holders

        A Resident Holder of Common Shares will be subject to the treatment under the Tax Act applicable to taxable dividends received from a taxable Canadian corporation.

        Dividends (including deemed dividends) received on Common Shares by a Resident Holder who is an individual (and certain trusts) will be included in the Resident Holder's income and be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations including an enhanced gross-up and dividend tax credit for "eligible dividends" received from the Company. Taxable dividends received by such a Resident Holder may give rise to alternative minimum tax under the Tax Act.

        Dividends (including deemed dividends) received on Common Shares by a Resident Holder that is a corporation will be included in the Resident Holder's income and will normally be deductible in computing such Resident Holder's taxable income. A Resident Holder that is a "private corporation" (as defined in the Tax Act) or any other corporation resident in Canada and controlled, whether by reason of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received on the Common Shares to the extent that such dividends are deductible in computing the Resident Holder's taxable income.

Non-Residents of Canada

        The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and will not be deemed to use or hold, Common Shares or Warrants in a business carried on in Canada (each, a "Non-Resident Holder"). Special considerations, which are not discussed in the summary, may apply to a Holder that is an insurer that carries on an insurance business in Canada and elsewhere. Such Holders should consult their own advisers.

Dividends

        Dividends paid or credited on Common Shares to a Non-Resident Holder will be subject to non-resident withholding tax under the Tax Act at a rate of 25%, although such rate may be reduced under the terms of an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Disposition of Common Shares or Warrants

        A Non-Resident Holder will generally not be subject to tax under the Tax Act upon any gain realized on a disposition of a Security unless the Security constitutes "taxable Canadian property" as defined in the Tax Act to the Non-Resident Holder at the time of the disposition and the Non-Resident Holder is not otherwise entitled to relief pursuant to the terms of an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. In general, the Security will not be "taxable Canadian property" of a Non-Resident Holder at a particular time provided that the Common Shares are listed on a prescribed stock exchange (which includes the TSX and the AMEX) and the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, or the Non-Resident Holder together with such persons, have not owned 25% or more of the issued shares of the capital stock of any class or series in the capital of the Company at any time within the sixty-month period that ends at the time of the disposition.

        Where a particular Security is a "taxable Canadian property" of a Non-Resident Holder, the Canadian federal income tax consequences to a Non-Resident Holder of disposing of the Security are generally the same as those described above under the heading "Residents of Canada", except that in certain cases any gain or loss arising on the disposition of the Security may be exempt from tax under the Tax Act by virtue of an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material U.S. federal income tax considerations related to the purchase of the Units and the ownership and disposition of our Common Shares, Warrants and Warrant Shares. This summary deals only with persons or entities that are "U.S. Holders" (as defined below), who purchase the Company's Units in this Offering and who hold the Company's Units, Common Shares, Warrants or Warrant Shares as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address all aspects of U.S. federal income taxation that may be applicable to U.S. Holders in light of their particular circumstances or to shareholders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers in securities or foreign currencies; regulated investment companies; traders in securities that mark to market; U.S. expatriates or former long-term residents of the U.S.; non-U.S. persons and entities; tax-exempt entities; persons liable for alternative minimum tax; persons holding Common Shares, Warrants or Warrant Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding Common Shares, Warrants or Warrant Shares as a result of a constructive sale; persons holding Common Shares, Warrants or Warrant Shares whose functional currency is not the U.S. dollar; persons who actually or constructively own 10% or more of the outstanding Common Shares; or entities that acquire Common Shares, Warrants or Warrant Shares that are treated as partnerships for U.S. federal income tax purposes and investors (i.e., partners) in such partnerships. This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws. Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

        The Company has not sought, and will not seek, a ruling from the Internal Revenue Service (the "IRS") as to any U.S. federal income tax consequence described herein. The IRS may disagree with aspects of this summary, and its determination may be upheld by a court. The IRS may also challenge the Company's tax reporting, including for example the Company's determinations of the amount of the Company's income and capital gain.

        If an entity treated as a partnership holds the Company's Units, Common Shares, Warrants or Warrant Shares, the tax treatment of the partners generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Company's Units, Common Shares, Warrants or Warrant Shares, you should consult your tax advisor.

        Prospective purchasers are strongly urged to consult their own tax advisors as to the specific tax consequences of the purchase of Units and the ownership and disposition of the Company's Common Shares, Warrants and Warrant Shares to them, under applicable U.S. federal, state, local and foreign laws and the effect of possible changes in such tax laws.

        As used in this summary, the term "U.S. Holder" means a beneficial owner of Units, Common Shares, Warrants or Warrant Shares that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

U.S. Federal Income Tax Consequences of the Purchase of Units

        For U.S. federal income tax purposes, the purchase by a U.S. Holder of a Unit will be treated as the acquisition of an "investment unit" consisting of two components: one Common Share and one-half of one Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Unit will establish a U.S. Holder's initial tax basis for U.S. federal income tax purposes in the Common Share and the one-half of one Warrant that comprise each Unit.

        For this purpose, the Company will allocate U.S.$1.60 of the purchase price for the Unit to the Common Share and U.S.$0.15 of the purchase price for each Unit to the one-half of one Warrant. However, the IRS will not be bound by the Company's allocation of the purchase price for the Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the allocation of the purchase price for the Units between the two components.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

        A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share. A U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder's tax basis in such Warrant plus, (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. If, as anticipated, the Company is a passive foreign investment company or "PFIC", as discussed below, a U.S. Holder's holding period for the Warrant Share should begin on the date that such U.S. Holder acquired its Units.

Disposition of Warrants

        A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received, and (b) such U.S. Holder's tax basis in the Warrant sold or otherwise disposed of. Subject to the applicability of the PFIC rules, discussed below, any such gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code. If, as anticipated, the Company is a PFIC, any gain will be subject to PFIC rules, discussed below, which would, among other things, treat some or all of the gains as ordinary income and impose an interest charge on the "excess distribution" portion of the gain. Such gain or loss will generally be treated as "U.S. source" for purposes of the U.S. foreign tax credit calculations.

        The amount realized by a U.S. Holder receiving foreign currency in connection with a disposition of Warrants generally will be equal to the U.S. dollar value of the proceeds received based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Expiration of Warrants Without Exercise

        Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder's tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

        Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in the "earnings and profits" or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company). Very generally, any such constructive distribution will be taxable to the U.S. Holder in the same manner as a distribution on Common Shares. (See more detailed discussion of the rules applicable to distributions made by the Company under the heading "Taxation of Dividends" below).

Taxation of Dividends

        Subject to the PFIC rules discussed below, the gross amount of a distribution in respect of Common Shares or Warrant Shares, including any amounts of Canadian tax withheld on the distribution, will be treated as dividend income to the U.S. Holder to the extent paid out of the Company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes.

        Dividends from the Company will not be eligible for the dividends received deduction generally allowed to domestic corporations. Further, if the Company is a PFIC during its taxable year in which the dividend is paid, or during its prior taxable year, then dividends received by a non-corporate U.S. Holder will not be eligible for the preferential tax rates that are generally applicable to certain dividend income of a non-corporate U.S. Holder. If, however, a U.S. Holder does not make a QEF election, as discussed below, none of its distributions will be eligible for such preferential tax rates where the Company was a PFIC during an earlier year during the U.S. Holder's holding period of its Common Shares or Warrant Shares.

        To the extent a distribution exceeds the U.S. Holder's allocable share of the Company's current and accumulated earnings and profits, the excess will be applied first to reduce the U.S. Holder's adjusted tax basis in his, her or its Common Shares and/or Warrant Shares, and any remaining excess will constitute gain from the deemed sale or exchange of such shares.

        Dividends paid by the Company in Canadian dollars will be included in the income of a U.S. Holder in a U.S. dollar amount as discussed in "Currency Fluctuations," below. If the dividends paid in Canadian dollars are converted into U.S. dollars on the date of receipt, U.S. Holders generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Foreign Tax Credit

        A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares and Warrant Shares generally will be entitled, at the election of such U.S. Holder, to receive either a credit or a deduction for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute "foreign source" income and generally will be categorized as "passive category income." The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

        This discussion under the heading "Taxation of Dividends" is subject in its entirety to the PFIC rules discussed below.

Sale or Other Taxable Disposition of Common Shares and/or Warrant Shares

        Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Common Shares and/or Warrant Shares a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. Holder's tax basis in such Common Shares or Warrant Shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares or Warrant Shares have been held for more than one year. As discussed in "Currency Fluctuations" below, a U.S. Holder that receives Canadian dollars upon sale or other disposition of Common Shares or Warrant Shares will generally realize an amount equal to the U.S. dollar value of the Canadian dollars upon the date of sale. If the Canadian dollars are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the sales proceeds.

        Subject to the PFIC rules discussed below, gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Common Shares generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as "foreign source" under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as "foreign source".

        This discussion under the heading "Sale or Other Taxable Disposition of Common Shares" is subject in its entirety to the PFIC rules discussed below.

PFIC Definition

        Special, and generally unfavorable, tax rules apply to non-U.S. corporations that are treated as PFICs. A PFIC is generally defined as a corporation that is not formed in the U.S. if, for any taxable year, either (i) 75% or more of its gross income (determined by taking into account its pro rata share of the income of 25% or more owned subsidiaries) is "passive income," or (ii) the average percentage, by fair market value, of its assets that produce or are held for the production of "passive income" is at least 50% (determined by taking into account its pro rata share of the assets of 25% or more owned subsidiaries). For this purpose, "passive income" generally includes interest, dividends, rents and royalties, and other similar types of income, as well as gain from the disposition of assets that produce passive income. The tax rules generally applicable to a PFIC are highly complex and, in some cases, uncertain.

        The PFIC rules apply separately to every non-U.S. entity that is treated as a corporation for U.S. federal income tax purposes. For example, a non-U.S. holding company may be a PFIC, and its subsidiaries may also be separate PFICs. A stockholder of a non-U.S. corporation that directly or indirectly owns shares in a PFIC will be treated as constructively owning his, her or its proportionate share of the stock of the subsidiary PFIC and will be subject to the PFIC rules with respect to such subsidiary PFIC. Accordingly, a shareholder may be treated as owning interests in multiple PFICS through the shareholder's ownership of shares of a single non-U.S. corporation.

Status of the Company and its Non-U.S. Subsidiaries as PFICs

        Due to the nature of the Company's assets and the income that it expects to generate, the Company expects to be a PFIC for the current year and may be a PFIC in subsequent years. The Company expects that each of its non-U.S. subsidiaries, which will be treated as a separate corporation for U.S. federal income tax purposes, will also be a PFIC for the current year and may be a PFIC in subsequent years. It is possible that the Company and its non-U.S. subsidiaries will cease to be PFICs in a future taxable year. It is also possible that less than all of these entities will cease to be PFICs in a future taxable year, while the others continue to be PFICs. As discussed in more detail below, if a U.S. Holder has not made QEF elections or mark-to-market elections (as applicable, as discussed below) with respect to the Company and each of its non-U.S. subsidiaries, even if the Company and its non-U.S. subsidiaries cease to be PFICs in a future taxable year, they will continue to be PFICs with respect to such U.S. Holder.

        The determination of whether the Company or a non-U.S. subsidiary will be a PFIC for each taxable year will depend, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company or a non-U.S. subsidiary will be a PFIC for each taxable year will depend on the assets and income of the Company and such non-U.S. subsidiary over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this short form prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Company or a non-U.S. subsidiary concerning its PFIC status. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding whether the Company and its non-U.S. subsidiaries will qualify as PFICs for the current taxable year and in subsequent taxable years.

Taxation under the PFIC Rules

        There are three separate taxation regimes under the PFIC rules: the qualified electing fund ("QEF") regime, the mark-to-market regime and the excess distribution regime. The excess distribution regime is the default regime. A U.S. Holder who (actually or constructively) holds stock in a foreign corporation during any year in which such corporation is a PFIC is subject to U.S. federal income taxation under one of these three regimes. As noted above, a sale or disposition of Warrants will be subject to the excess distribution regime, and as discussed below, the QEF Election and the market-to-market election generally will not be available with respect to a Warrant.

        Each of these three regimes is highly complex and can result in adverse tax consequences. You are therefore strongly encouraged to consult your own tax advisor with respect to the application of these regimes to your particular circumstances, including the timing and character of the recognition of income, and the requirements for, and consequences of, making any of the elections discussed below.

The QEF Regime

        A U.S. Holder may elect (an "Electing U.S. Holder") to treat his, her or its shares in a PFIC as an investment in a QEF. Once made, a QEF election may be revoked only with the consent of the IRS. Under the QEF regime, the Electing U.S. Holder is treated as receiving an annual distribution of his, her or its pro rata share of: (i) the PFIC's "net capital gain" (the excess of net long-term capital gain for a taxable year over net short-term capital loss for such year); and (ii) the PFIC's "ordinary earnings" (the excess of earnings and profits for such taxable year over net capital gain for such year). An Electing U.S. Holder's pro rata share of a PFIC's net capital gains or ordinary earnings is the amount that would have been distributed with respect to the Electing U.S Holder's stock if, on each day during the taxable year, the PFIC had distributed to each of its shareholders a pro rata share of that day's ratable share of the PFIC's ordinary earnings and net capital gain for that year. For the Electing U.S. Holder's taxable year in which (or with which) the PFIC's taxable year ends, the amount treated as a distribution to the Electing U.S. Holder of net capital gain will be taxable to the Electing U.S. Holder as long-term capital gain, and the amount treated as a distribution to the Electing U.S. Holder of ordinary earnings will be taxable to the Electing U.S. Holder as ordinary income. These amounts are taxable to the Electing U.S. Holder regardless of whether such amounts are actually distributed. If the U.S. Holder establishes that an amount actually distributed by a PFIC with respect to which a QEF election is in effect paid out of earnings and profits of the PFIC that were previously included in the U.S. Holder's income under the QEF rules, such amount is treated as a distribution that is not a dividend. Accordingly, such amounts are not included in the gross income of the U.S. Holder.

        The adjusted tax basis of the Electing U.S. Holder in the shares of a PFIC with respect to which a QEF election is in effect is increased by any amount included in the Electing U.S. Holder's income under the QEF rules and decreased by any amount distributed with respect to the PFIC shares that is not includible in gross income because it has been previously taxed under the QEF rules noted above.

        As noted above, the Company and each of its non-U.S. subsidiaries expect to be PFICs. A U.S. Holder will be treated as owning its proportionate share of the stock of the Company's non-U.S. subsidiaries. If a U.S. Holder only makes a QEF election for the Company, and does not make QEF elections for the Company's non-U.S. subsidiaries, the U.S. Holder will be treated as owning shares in PFICs, i.e., the Company's non-U.S. subsidiaries, which are subject to the excess distribution regime discussed below. The remainder of this discussion of the QEF regime assumes that an Electing U.S. Holder will file separate QEF elections for the Company and for each of its non-U.S. subsidiaries.

        QEF elections made for the first taxable year of the Company and each of its non-U.S subsidiaries that includes any portion of the U.S. Holder's holding period in the Common Shares allow the Electing U.S. Holder to: (i) generally treat any gain realized on the disposition of his, her or its Common Shares as capital gain; (ii) treat his, her or its share of the PFICs' net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on his, her or its share of the PFICs' annual realized net capital gain and ordinary earnings subject, however, to an interest charge. If the Electing U.S. Holder is not a corporation, such an interest charge generally would not be deductible. See below for a discussion of the application of the QEF election to Warrant Shares.

        The tax reporting requirements with respect to which a U.S. Holder must comply will depend upon whether QEF elections are made for the first taxable year of the Company and the non-U.S. subsidiaries that includes any portion of the U.S. Holder's holding period of the Common Shares and/or Warrant Shares. If the U.S. Holder makes QEF elections in such first year (i.e., timely QEF elections), then the U.S. Holder may make the QEF elections by filing the appropriate documents at the time the U.S. Holder timely files a tax return for such first year and must recognize the amounts of income noted above. If, however, the U.S. Holder first makes the QEF elections for a subsequent year, then in addition to complying with the reporting and recognition rules of the QEF regime, the U.S. Holder must also report and recognize income pursuant to the excess distribution regime (discussed in "The Excess Distribution Regime" below). In such circumstances, the U.S. Holder may consider making an additional election, sometimes referred to as a "purging election," for the taxable year for which the QEF elections are made to recognize any gain that he, she or it would otherwise recognize if the U.S. Holder had sold the Common Shares and/or Warrant Shares on the qualification date. The "qualification date" is the first day of the PFIC's first tax year in which it qualified as a QEF with respect to such U.S. Holder. This additional election can only be made if such U.S. Holder's holding period for the Common Shares and/or Warrant Shares includes the qualification date. By making such additional election and recognizing such gain, the U.S. Holder will be deemed to have made timely QEF elections and will have prevented the application of the excess distribution regime.

        U.S. Holders of Units should be aware that, under applicable U.S. Treasury regulations a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right or to acquire PFIC stock. In addition, under applicable U.S. Treasury regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

        Consequently, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election (and the rules of Section 1291 of the Code discussed below will continue to apply) with respect to such U.S. Holder's Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely effective QEF Election if such U.S. Holder elects in the taxable year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed below) as if such Warrant Shares were sold on such date at fair market value. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed below. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Warrants, the Common Shares, and the Warrant Shares.

        The Company will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC and the status of any non-U.S. subsidiary in which the Company owns more than 50% of such subsidiary's total aggregate voting power as a PFIC and will provide to a purchaser acquiring Common Shares and Warrant Shares pursuant to this Offering that is a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and such more than 50% owned non-U.S. subsidiary PFICs is required to obtain for U.S. federal income tax purposes. The Company may elect to provide such information on its website (www.banro.com). Because the Company may not own more than 50% of the aggregate voting power of one or more non-U.S. subsidiary PFICs and may acquire less than 50% of the aggregate voting power of one or more non-U.S. subsidiary PFICs in the future, U.S. Holders should be aware that, with respect to any non-U.S subsidiary PFIC, there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election with respect to any such non-U.S. subsidiary PFIC. With respect to any non-U.S. subsidiary PFIC in which the Company owns 50% or less of the aggregate voting power, upon the written request of a purchaser acquiring Common Shares and Warrant Shares pursuant to this Offering that is a U.S. Holder, the Company will request that such non-U.S. subsidiary PFIC provide such U.S. Holder with the information that such U.S. Holder requires to report under the QEF rules; provided, however, the Company can provide no assurances that such non-U.S. subsidiary PFIC will provide such information. With respect to non-U.S. subsidiary PFICs for which the Company does not or the U.S. Holders do not obtain the required information, U.S. Holders will continue to be subject to the rules discussed below with respect to the taxation of gains and excess distributions. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any non-U.S. subsidiary PFIC.

The Mark-to-Market Regime

        Under the mark-to-market regime, a U.S. Holder who holds (actually or constructively) marketable stock of a foreign corporation that qualifies as a PFIC may annually elect to mark such stock to market (a "mark-to-market election"). PFIC stock generally is marketable if: (1) it is regularly traded on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the U.S. Exchange Act; or (2) it is regularly traded on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock.

        It is expected that the Company's Common Shares and Warrant Shares will be marketable stock. However, the stock of the Company's non-U.S. subsidiaries will not be marketable. Accordingly, a mark-to-market election may not be made with respect to the Company's non-U.S. subsidiaries. Although this section discusses the rules applicable to the mark-to-market regime, this regime does not generally appear to provide U.S. Holders with favorable results, because the non-U.S. subsidiaries would either be subject to the excess distribution regime (if no elections are made with respect to the subsidiaries) or the QEF regime (if the U.S. Holder makes QEF elections in respect of the subsidiaries). The combination of a mark-to-market regime applying to the Company and either the excess distribution regime or the QEF regime applying to the non-U.S. subsidiaries may have adverse tax consequences and lead to substantial additional complexity. For example, a U.S. Holder that has made a mark-to-market election for his, her or its Common Shares could be subject to the excess distribution regime with respect to the income of the Company's non-U.S. subsidiaries, even though the value of the subsidiary PFICs has already been subject to tax as a result of the mark-to-market election. Similarly, if a U.S. Holder made a mark-to-market election in respect of Common Shares and made QEF elections in respect of the Company's non-U.S. subsidiaries, that U.S. Holder could be subject to current taxation in respect of income from the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. As discussed below, a mark-to-market election may not be made with respect to the Warrants and, consequently, the mark-to-market regime will generally not be available for Warrant Shares until the first taxable year after the taxable year in which a U.S. Holder exercises its Warrants and receives Warrant Shares.

        If a mark-to-market election is made for the first taxable year of the Company that includes any portion of the U.S. Holder's holding period in the Common Shares, such U.S. Holder will not be subject to the excess distribution regime described below for the taxable years of the Company for which the mark-to-market election is effective. (As mentioned above, the U.S. Holder may still be subject to the excess distribution regime for the Company's non-U.S. subsidiaries.) If such an election is made after the first taxable year of the Company that includes any portion of the U.S. Holder's holding period in the Common Shares, the excess distribution regime, coordinated with the mark-to-mark regime, will apply to the U.S. Holder's interest in the Company for the first taxable year and years prior to such year for which the mark-to-mark election is effective.

        A U.S. Holder who makes a mark-to-market election includes in income each taxable year, as ordinary income and not capital gain, an amount equal to the excess, if any, of the fair market value of the PFIC shares at the close of the taxable year over such U.S. Holder's adjusted tax basis in such shares. Similarly, the U.S. Holder deducts in each taxable year an amount equal to the lesser of (i) the excess, if any, of such U.S. Holder's adjusted tax basis in the PFIC shares over the fair market value of such shares as of the close of the taxable year, or (ii) the excess, if any, of (A) the mark-to-market gains for the PFIC shares previously included in income by such U.S. Holder for prior tax years, over (B) the mark-to-market losses for the PFIC shares that were previously allowed as deductions for prior tax years. A U.S. Holder's adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. A mark-to-market election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable or the IRS consents to the revocation of the election.

        Any mark-to-market election made by a U.S. Holder for the Common Shares will also apply to such U.S. Holder's Warrant Shares. As a result, if a mark-to-market election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. Because a U.S. Holder's holding period for Warrant Shares includes the period during which such U.S. Holder held the Warrants, however, a U.S. Holder will be treated as making a mark-to-market election with respect to its Warrant Shares after the beginning of such U.S. Holder's holding period for the Warrant Shares. Consequently, the tax regime and interest charge of Section 1291 described below generally will apply to the mark-to-market gain realized in the taxable year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent taxable years.

The Excess Distribution Regime

        If a U.S. Holder does not make a timely QEF election or a mark-to-market election during a taxable year in which the U.S. Holder (actually or constructively) holds shares of a PFIC (a "Non-electing U.S. Holder"), then special rules under Section 1291 of the Code, generally referred to as the excess distribution regime, will apply. Under this regime, tax liability arises only when certain actual distributions are made by a PFIC, or when the Non-electing U.S. Holder directly or indirectly disposes of shares of the PFIC.

        A Non-electing U.S. Holder will be taxed on any excess distributions. An "excess distribution" can arise either from (i) gains realized on the disposition (or deemed to be realized by reasons of a pledge) by the Non-electing U.S. Holder of his, her or its PFIC shares, or (ii) that portion of any actual distribution made by the PFIC to the Non-electing U.S. Holder during a taxable year that exceeds 125% of the average of actual distributions received in the three preceding taxable years (any amount not in excess of 125% of the average of actual distributions received in the three preceding taxable years will generally be subject to taxation as a dividend as described in "Taxation of Dividends" above).

        Once the total amount of the excess distribution has been determined, it is allocated ratably to all days in the holding period of the Non-electing U.S. Holder for his, her or its PFIC shares. This allocation can result in excess distributions allocated to three types of periods: (i) those amounts allocated to days in prior taxable years for which the corporation was not a PFIC (the "pre-PFIC period"); (ii) those amounts allocated to days in prior taxable years for which the corporation was a PFIC (the "prior-year PFIC period"); and (iii) those amounts allocated to days in the current taxable year (the "current-year PFIC period"). Those amounts allocated to days in the pre-PFIC period and the current-year PFIC period are totaled and included in the Non-electing U.S. Holder's income in the current taxable year as ordinary income. Those amounts allocated to days in the prior-year PFIC period are not included in the Non-electing U.S. Holder's income. Instead, those amounts are subject to taxation at the highest applicable tax rate for any prior year to which an amount is allocated, and the amount allocated to a prior year is also subject to an interest charge as if the amount were an underpayment of taxes for the year in question.

        If a corporation is a PFIC for any taxable year during which a Non-electing U.S. Holder holds shares of such PFIC, then the corporation will continue to be treated as a PFIC with respect to such shares, even if it no longer meets the definition of a PFIC. A Non-electing U.S. Holder may terminate this deemed PFIC status by making an election, sometimes referred to as a "purging election," to recognize gain (which will be taxed under the rules discussed above for Non-electing U.S. Holders) as if such shares had been sold on the last day of the last taxable year for which the corporation was a PFIC. No such election, however, may be made with respect to Warrants.

        As discussed above, it is expected that the Company and each of its non-U.S. subsidiaries will be separate PFICs. If no QEF election or mark-to-market election is made for these PFICs, the excess distribution regime will apply separately to each entity. A U.S. Holder may be subject to the excess distribution regime on (i) a distribution with respect to the non-U.S. subsidiary shares to the Company, (ii) a disposition by the Company of the shares of its non-U.S subsidiaries, and (iii) a disposition by the U.S. Holder of Common Shares or Warrant Shares that reduces or terminates the U.S. Holder's indirect ownership of shares in the Company's non-U.S. subsidiaries.

Additional PFIC Considerations

        Proposed U.S. Treasury regulations would treat certain transfers of shares of a PFIC as taxable (although generally not otherwise taxable), including, for example, certain gifts, transfers at death, and exchanges pursuant to corporate reorganizations. If such transfer were taxable, the basis of the transferred PFIC shares in the hands of the transferee and the basis of any property received in the exchange for such PFIC shares generally would be increased by the amount of gain recognized, but the specific tax consequences to the U.S. Holder and the transferee may vary based on the manner in which the PFIC shares are transferred.

        Certain additional adverse rules will apply with respect to a U.S. Holder, regardless of whether such U.S. Holder makes a QEF Election. For example, a U.S. Holder that uses Common Shares, Warrants or Warrant Shares as security for a loan will, except as may be provided in U.S. Treasury regulations, be treated as having made a taxable disposition of such Common Shares, Warrants or Warrant Shares.

Currency Fluctuations

        For U.S. federal income tax purposes, the amount received by a U.S. Holder as payment with respect to a distribution on, or disposition of, Common Shares, Warrants or Warrant Shares, if paid in Canadian dollars, is the U.S. dollar value at the date of the payment, regardless of whether the payment is promptly converted into U.S. dollars. If the Canadian dollars are not converted into U.S. dollars on the date of the payment, the U.S. Holder may recognize additional ordinary income or loss as a result of currency fluctuations between the date on which the payment is made and the date the payment is converted into U.S. dollars.

Backup Withholding and Information Reporting

        Information reporting for U.S. federal income tax purposes may apply to distributions made on the Company's Common Shares and Warrant Shares within the U.S. to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of the Company's Common Shares, Warrants and Warrant Shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances. In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally may apply to dividends paid on the Company's Common Shares and Warrant Shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of the Company's Common Shares, Warrants and Warrant Shares by a non-corporate U.S. Holder, in each case who:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that backup withholding is required; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability and may entitle that holder to a refund, provided that certain required information is timely furnished to the IRS.

        THE SUMMARY OF UNITED STATES FEDERAL INCOME TAXATION, SET FORTH ABOVE, IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP

AND DISPOSITION OF THE COMPANY'S COMMON SHARES, INCLUDING TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

RISK FACTORS

        There are a number of risks that may have a material and adverse impact on the future operating and financial performance of Banro and could cause the Company's operating and financial performance to differ materially from the estimates described in forward-looking statements relating to the Company. These include widespread risks associated with any form of business and specific risks associated with Banro's business and its involvement in the gold exploration and development industry.

        An investment in the Common Shares or Warrants is considered speculative and involves a high degree of risk due to, among other things, the nature of Banro's business and the present stage of its development. A prospective investor should carefully consider the risk factors set out below along with the other matters set out or incorporated by reference in this short form prospectus. The operations of the Company are speculative due to the high risk nature of its business which is the operation, exploration and development of mineral properties. The Company has identified the following non-exhaustive list of inherent risks and uncertainties that it considers to be relevant to its operations and business plans. In addition to information set out elsewhere in this short form prospectus and contained in the Company's annual information form dated March 28, 2008 for the financial year ended December 31, 2007 which is incorporated by reference into this short form prospectus, investors should carefully consider the following risk factors. Such risk factors could materially affect the Company's future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company.

Risks of Operating in the DRC

        Banro's projects are located in the DRC. The assets and operations of the Company are therefore subject to various political, economic and other uncertainties, including, among other things, the risks of war and civil unrest, expropriation, nationalization, renegotiation or nullification of existing licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Changes, if any, in mining or investment policies or shifts in political climate in the DRC may adversely affect Banro's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. Failure to comply strictly with applicable laws, regulations and local practices relating to mineral rights, could result in loss, reduction or expropriation of entitlements. In addition, in the event of a dispute arising from operations in the DRC, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. It is not possible for the Company to accurately predict such developments or changes in laws or policy or to what extent any such developments or changes may have a material adverse effect on the Company's operations. There are also risks associated with the enforceability of the Company's mining convention with the DRC and the government of the DRC could choose to review the Company's title at any time. Should the Company's rights, its mining convention or its title not be honoured or become unenforceable for any reason, or if any material term of these agreements is arbitrarily changed by the government of the DRC, the Company's business, financial condition and prospects will be materially adversely affected.

        Some or all of the Company's properties are located in regions where political instability and violence is ongoing. Some or all of the Company's properties are inhabited by artisanal miners. These conditions may interfere with work on the Company's properties and present a potential security threat to the Company's employees. The Company has not begun exploration work on its Kamituga property because of the political instability, violence and the activities of artisanal miners. There is a risk that the Company's operations at Kamituga may continue to be delayed, and that activities at other properties may be delayed or interfered with, due to the conditions of political instability, violence and the inhabitation of the properties by artisanal miners. The Company uses its best efforts to maintain good relations with the local communities in order to minimize such risks.

        The DRC is a developing nation emerging from a period of civil war and conflict. Physical and institutional infrastructure throughout the DRC is in a debilitated condition. The DRC is in transition from a largely state controlled economy to one based on free market principles, and from a non-democratic political system with a centralized ethnic power base, to one based on more democratic principles (presidential and parliamentary elections were successfully held in 2006). There can be no assurance that these changes will be effected or that the achievement of these objectives will not have material adverse consequences for Banro and its operations. The DRC continues to experience instability in parts of the country due to certain militia and criminal elements. While the government and United Nations forces are working to support the extension of central government authority throughout the country, there can be no assurance that such efforts will be successful.

        No assurance can be given that the Company will be able to maintain effective security in connection with its assets or personnel in the DRC where civil war and conflict have disrupted exploration and mining activities in the past and may affect the Company's operations or plans in the future.

        HIV/AIDS, malaria and other diseases represent a serious threat to maintaining a skilled workforce in the mining industry in the DRC. HIV/AIDS is a major healthcare challenge faced by the Company's operations in the country. There can be no assurance that the Company will not lose members of its workforce or workforce man-hours or incur increased medical costs, which may have a material adverse effect on the Company's operations.

        The DRC has historically experienced relatively high rates of inflation.

No History of Mining Operations or Profitability

        The Company's properties are in the exploration stage. The future development of any properties found to be economically feasible will require board approval, the construction and operation of mines, processing plants and related infrastructure. As a result, Banro is subject to all of the risks associated with establishing new mining operations and business enterprises including: the timing and cost, which can be considerable, of the construction of mining and processing facilities; the availability and costs of skilled labour and mining equipment; the availability and costs of appropriate smelting and/or refining arrangements; the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits; and, the availability of funds to finance construction and development activities. The costs, timing and complexities of mine construction and development are increased by the remote location of the Company's properties. It is common in new mining operations to experience unexpected problems and delays during construction, development, and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that the Company's activities will result in profitable mining operations or that the Company will successfully establish mining operations or profitably produce metals at any of its properties.

Material Weaknesses in the Company's Internal Controls

        In connection with its review of the Company's internal control over financial reporting as of December 31, 2007, BDO Dunwoody LLP, the Company's external auditors, identified material weaknesses within the Company's financial reporting and review process. Based on such determination, the Company's management concluded that the Company had insufficient controls and procedures in place to ensure appropriate segregation of duties within the financial reporting and review process. The responsibilities assigned to the Company's Chief Financial Officer include substantially all financial statement and note creation functions. No additional personnel in the Company perform functions at a level of precision that would adequately prevent or detect misstatements on a timely basis specifically with respect to the reconciliation between Canadian and U.S. GAAP. During its review, BDO Dunwoody LLP also identified material weaknesses with the Company's entity-level controls. Based on such determination, the Company's management concluded that design over the entity level controls was not sufficient to prevent a material weakness. The deficiencies in the design of the controls result in a reasonable possibility that a material misstatement may not be prevented or detected in the annual or interim financial statements in a timely manner. Specifically, the Company's audit committee and senior management's oversight of the assessment and reporting of internal control based on the Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and the process of identifying and assessing risks related to internal control over financial reporting within the Company based on this framework were not considered effective.

        The Company has taken and implemented a number of steps to remedy the material weaknesses identified and enhance the Company's internal control over financial reporting. These measures may not result in correcting the deficiencies in the Company's internal controls. In that regard, the Company retained the outside services of a professional accounting firm, to assess and re-engineer the control environment so as to compensate for the inherent segregation of duties (as it relates to the preparation of the financial statements and notes) issue due to limited resources and, where practical, the Company will emphasize enhancement of the segregation of duties based on limited resources it has and, where practical, the Company expects to continue to assess the cost versus benefits of additional resources that would mitigate the situation. In addition, the Company will retain the outside services of a professional accounting firm with U.S. GAAP expertise to compensate for limited resources inside the Company with respect to reconciliation between Canadian and U.S. GAAP. If these measures fail to remediate the material weakness or if additional material weaknesses in the Company's internal controls are discovered in the future, the Company may be unable to provide required financial information in a timely and reliable manner, or otherwise comply with the standards applicable to the Company as a public company, and the Company's management may not be able to report that the Company's internal control over financial reporting is effective for the year ending December 31, 2008 or thereafter. There could also be a negative reaction in the markets due to a loss of investor confidence in the Company and the reliability of the Company's financial statements and, as a result, the Company's business may be harmed and the price of the Company's Common Shares may decline.

Title Review Process in DRC

        The Company has been named in the report produced by the Ministry of Mines in the DRC entitled "Commission Review on Mining Contract — Working Document, (November 2007)", which suggested, inter alia, that certain benefits held by the Company pursuant to its mining convention ought to be withdrawn. The Company has made submissions to the Ministry of Mines as to why it was inappropriate for the Ministry of Mines to make mention of the Company and such statements in such report but the Company has not yet received a response.

        The Company believes that the Ministry of Mines acted outside its jurisdiction in commenting on the arrangements entered into between the Company and the DRC, which are governed by mining conventions passed by Decree no 0021 of March 17, 1997 approving the Mining Convention signed on February 13, 1997 between the Republic of Zaire, Société Minière et Industrielle du Kivu and the Company. Nevertheless, it is possible that the Company may be required, or find it most expedient, to renegotiate certain terms and conditions of its mining convention, including, without limitation, the applicability of the DRC's taxation laws, import and export laws and royalty laws, which are not presently applicable to the Company under the existing terms of these mining conventions. Any such negotiation could result in the Company losing certain benefits under such mining conventions. In addition, there can be no assurance that the Ministry of Mines or other state agencies will not take other actions that adversely impact the Company's operations or properties.

Government Regulation

        Banro's mineral exploration and planned development activities are subject to various laws governing prospecting, mining, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. Although Banro's exploration and development activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail development.

        Many of Banro's mineral rights and interests are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the DRC government.

No assurance can be given that Banro will be successful in maintaining any or all of the various approvals, licenses and permits in full force and effect without modification or revocation. To the extent such approvals are not maintained, Banro may be delayed, curtailed or prohibited from continuing or proceeding with planned exploration or development of mineral properties.

        Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be delayed or curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

        Amendments to current laws and regulations governing operations or more stringent implementation thereof could have a substantial adverse impact on Banro and cause increases in exploration expenses, capital expenditures or require abandonment or delays in development of mineral interests.

Exploration and Mining Risks

        All of the Company's properties are in the exploration stage only. The exploration for and development of mineral deposits involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Whether a mineral deposit, once discovered, will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Banro not receiving an adequate return on invested capital.

        There is no certainty that the expenditures made by Banro towards the search for and evaluation of mineral deposits will result in discoveries that are commercially viable. In addition, assuming discovery of a commercial ore-body, depending on the type of mining operation involved, several years can elapse from the initial phase of drilling until commercial operations are commenced.

        Mining operations generally involve a high degree of risk. Such operations are subject to all the hazards and risks normally encountered in the exploration for, and development and production of gold and other precious or base metals, including unusual and unexpected geologic formations, seismic activity, rock bursts, fires, cave-ins, flooding and other conditions involved in the drilling and removal of material as well as industrial accidents, labour force disruptions, fall of ground accidents in underground operations, unanticipated increases in gold lock-up and inventory levels at heap-leach operations and force majeure factors, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to person or property, environmental damage, delays, increased production costs, monetary losses and possible legal liability. Milling operations are subject to hazards such as equipment failure or failure of mining pit slopes and retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability. The Company may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to the Company or to other companies within the mining industry. The Company may suffer a material adverse effect on its business if it incurs losses related to any significant events that are not covered by insurance policies.

Development of an Active Market and Volatility

        There can be no assurance that an active market for the Common Shares and Warrants will be sustained after the Offering. The market price of the Company's securities may fluctuate significantly based on a number of factors, some of which are unrelated to the financial performance or prospects of the Company. These factors include macroeconomic developments in North America and globally, market perceptions of the attractiveness of particular industries, short-term changes in commodity prices, other precious metal prices, the attractiveness of alternative investments, currency exchange fluctuation, the political environment in the DRC and the Company's financial condition or results of operations as reflected in its financial statements. Other factors unrelated to the performance of the Company that may have an effect on the price of the securities of the Company include the following: the extent of analytical coverage available to investors concerning the business of the Company may be limited if investment banks with research capabilities do not follow the Company's securities; lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of securities of the Company; the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities; the Company's operating performance and the performance of competitors and other similar companies; the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities; changes in estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; the arrival or departure of key personnel; acquisitions, strategic alliances or joint ventures involving the Company or its competitors; the factors listed under the heading "Cautionary Statement Regarding Forward-Looking Statements"; and a substantial decline in the price of the securities of the Company that persists for a significant period of time could cause the Company's securities to be delisted from any exchange on which they are listed at that time, further reducing market liquidity. If there is no active market for the securities of the Company, the liquidity of an investor's investment may be limited and the price of the securities of the Company may decline below the Offering Price. If such a market does not develop, investors may lose their entire investment in the Units. There is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation.

The Company expects that it and each of its non-U.S. subsidiaries will be taxable as passive foreign investment companies, or "PFICs"

        Due to the nature of the Company's income and assets, the Company expects that it and each of its non-U.S. subsidiaries will be subject to the special U.S. federal income tax rules applicable to passive foreign investment companies, or "PFICs". Depending on the availability of certain elections, these rules can, among other things, accelerate the timing of the recognition of taxable income and recharacterize what would otherwise be capital gain into ordinary income. The effect of these rules on ownership of the Common Shares, the Warrants and the Warrant Shares is discussed above under "Certain U.S. Federal Income Tax Considerations".

Finance Requirements

        The Company does not have a history of mining operations, and there is no assurance that it will produce revenue, operate profitably or provide a return on investment in the future. The Company has only incurred operating losses, and the development of its projects is at an early stage. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay liabilities arising from normal business operations when they come due.

        The Company will require significant financing in order to carry out plans to develop its projects. The Company has no revenues and is wholly reliant upon external financing to fund such plans. There can be no assurance that such financing will be available to the Company or, if it is, that it will be offered on acceptable terms. If additional financing is raised through the issuance of equity or convertible debt securities of the Company, the interests of the Company's shareholders in the net assets of the Company may be diluted. Any failure of the Company to obtain required financing on acceptable terms could have a material adverse effect on the Company's financial condition, results of operations, liquidity, and its ability to continue as a going concern, and may require the Company to cancel or postpone planned capital investments.

History of Losses and Expected Future Losses

        The Company has incurred losses since its inception and the Company expects to incur losses for the foreseeable future. The Company incurred the following net losses during each of the following periods:

  •
  U.S.$4.3 million for the year ended December 31, 2007;

  •
  U.S.$3.1 million for the year ended December 31, 2006; and

  •
  U.S.$4.5 million for the year ended December 31, 2005.

        The Company had an accumulated deficit of U.S.$53.8 million as of December 31, 2007, and an accumulated deficit of U.S.$53.8 million as of June 30, 2008. The losses do not include capitalized mineral property exploration and development costs.

        The Company expects to continue to incur losses unless and until such time as one or more of its properties enter into commercial production and generate sufficient revenues to fund continuing operations. The development of the Company's properties will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultants' analysis and recommendations, the rate at which operating losses are incurred, and the Company's acquisition of additional properties, some of which are beyond the Company's control. There can be no assurance that the Company will ever achieve profitability.

Infrastructure for the Projects

        The Company's projects are located in remote areas of the DRC, which lack basic infrastructure, including sources of power, water, housing, food and transport. In order to develop any of its projects Banro will need to establish the facilities and material necessary to support operations in the remote locations in which they are situated. The remoteness of each project will affect the potential viability of mining operations, as Banro will also need to establish substantially greater sources of power, water, physical plant and transport infrastructure than are currently present in the area. The transportation of equipment and supplies into the DRC and the transportation of resources out of the DRC may also be subject to delays that adversely affect the ability of the Company to proceed with its mineral projects in the country in a timely manner. Failure in electrical power shortages of the supply of diesel, mechanical parts and other items required for the Company's operations could have an adverse effect on the Company's business, operating results and financial condition. The lack of availability of such sources may adversely affect mining feasibility and will, in any event, require Banro to arrange significant financing, locate adequate supplies and obtain necessary approvals from national, provincial and regional governments, none of which can be assured. The Company's interests in the DRC are accessed over lands that may also be subject to the interests of third parties which may result in further delays and disputes in the carrying out of the Company's operational activities.

Gold Prices

        The future price of gold will significantly affect the development of Banro's projects. Gold prices are subject to significant fluctuation and are affected by a number of factors which are beyond Banro's control. Such factors include, but are not limited to, interest rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major gold-producing countries throughout the world. The price of gold has fluctuated widely in recent years, and future serious price declines could cause development of and commercial production from Banro's mineral interests to be impracticable. If the price of gold decreases, projected cash flow from planned mining operations may not be sufficient to justify ongoing operations and Banro could be forced to discontinue development and sell its projects. Future production from Banro's projects is dependent on gold prices that are adequate to make these projects economic.

Uncertainty in the Estimation of Mineral Reserves and Mineral Resources

        The mineral resource and mineral reserve figures presented in this short form prospectus and in the Company's filings with the SEC and applicable Canadian securities regulatory authorities, press releases and other public statements that may be made from time to time are estimates. These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. There can be no assurance that these estimates will be accurate or that this mineralization could be mined or processed profitably.

        The Company has not commenced production on any of its properties, and has not defined or delineated any proven or probable reserves on any of its properties other than Twangiza. Mineralization estimates for the Company's properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that minerals recovered in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

        The resource and reserve estimates contained in this short form prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in the market price for gold may render portions of the Company's mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company's ability to extract this mineralization, could have a material adverse effect on the Company's results of operations or financial condition.

        The Company has not established the presence of any proven or probable reserves at any of its properties other than Twangiza. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves on such properties. The failure to establish proven and probable reserves on such properties could severely restrict the Company's ability to successfully implement its strategies for long-term growth.

Uncertainty Relating to Inferred Mineral Resources

        There is a risk that the inferred mineral resources referred to in this short form prospectus cannot be converted into mineral reserves as the ability to assess geological continuity is not sufficient to demonstrate economic viability. Due to the uncertainty that may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to resources with sufficient geological continuity to constitute proven and probable mineral reserves as a result of continued exploration.

Dependence on Limited Properties

        The Twangiza, Lugushwa, Namoya and Kamituga projects account for the Company's material mineral properties. Any adverse development affecting the progress of any of these projects may have a material adverse effect on the Company's financial performance and results of operations.

Market Perception

        Market perception of junior gold exploration companies such as the Company may shift such that these companies are viewed less favourably. This factor could impact the value of investors' holdings and the ability of the Company to raise further funds, which could have a material adverse effect on the Company's business, financial condition and prospects.

Uninsured Risks

        Although the Company maintains directors and officers insurance and insurance on its premises in Toronto, Canada, its insurance does not cover all the potential risks associated with its operations, including industrial accidents, damages to equipment and facilities, labour disputes, pollution, unusual or unexpected geological conditions, rock bursts, ground or slope failures, cave-ins, fires, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, earthquakes and other environmental occurrences. In addition, Banro may elect not to obtain coverage against these risks because of premium costs or other reasons, and where coverage is maintained, losses may exceed policy limits. Losses from these events may cause Banro to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Environmental Risks and Hazards

        All phases of Banro's operations are subject to environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company's intended activities. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Banro's operations. Environmental hazards may exist on the properties on which Banro holds interests which are unknown to Banro at present and which have been caused by previous owners or operators of the properties. Reclamation costs are uncertain and planned expenditures may differ from the actual expenditures required. Banro has acquired its mineral rights through a cession from Société Minière et Industrielle du Kivu, société par actions à responsabilité limitée ("SOMINKI SARL"). As such, Banro will be liable to the DRC State for any environmental damage caused by SOMINKI SARL as previous owner and operator of Banro's properties.

Difficulties for Investors in Foreign Jurisdictions in Bringing Actions and Enforcing Judgments

        The Company is organized under the laws of Canada and its principal executive office is located in the Province of Ontario. All of the Company's directors and officers, and all of the experts named in this short form prospectus, reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside of the United States. As a result, it may be difficult for investors in the United States or otherwise outside of Canada to bring an action against directors, officers or experts who are not resident in the United States or in other jurisdictions outside Canada. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions outside Canada against those persons or the Company. Please refer to additional information under the heading "Enforceability of Civil Liabilities by U.S. Investors" in this short form prospectus.

Uncertainty of Acquiring Additional Commercially Mineable Mineral Rights

        Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any anticipated level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of reserves, resources, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

        Banro's future growth and productivity will depend, in part, on its ability to identify and acquire additional commercially mineable mineral rights, and on the costs and results of continued exploration and development programs. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to: establish ore reserves through drilling and metallurgical and other testing techniques; determine metal content and metallurgical recovery processes to extract metal from the ore; and construct, renovate or expand mining and processing facilities.

        In addition, if the Company discovers ore, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that the Company will successfully acquire additional commercially mineable (or viable) mineral rights.

Litigation Risks

        The Company may from time to time be involved in various legal proceedings. While the Company believes it is unlikely that the final outcome of any such proceedings will have a material adverse effect on the Company's financial position or results of operation, defence and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of any particular legal matter will not have a material adverse effect on the Company's future cash flow, results of operations or financial condition.

Discretion in the Use of Proceeds

        The Company currently intends to allocate the proceeds it will receive from the Offering as described above under "Use of Proceeds". However, the Company will have discretion in the actual application of these proceeds, and may elect to allocate proceeds differently from that described in "Use of Proceeds" if it believes it would be in the best interests of the Company to do so. The failure by the Company to apply these proceeds effectively could have a material adverse effect on the Company's business and consequently could affect the price of the Common Shares on the open market.

Future Hedging Activities

        The Company has not entered into forward contracts or other derivative instruments to sell gold that it might produce in the future. Although the Company has no near term plans to enter such transactions, it may do so in the future if required for project financing. Forward contracts obligate the holder to sell hedged production at a price set when the holder enters into the contract, regardless of what the price is when the product is actually mined. Accordingly, there is a risk that the price of the product is higher at the time it is mined than when the Company entered into the contracts, so that the product must be sold at a price lower than could have been received if the contract was not entered. There is also the risk that the Company may have insufficient gold production to deliver into forward sales positions. The Company may enter into option contracts for gold to mitigate the effects of such hedging.

Future Sales of Common Shares by Existing Shareholders

        Sales of a large number of the Company's Common Shares in the public markets, or the potential for such sales, could decrease the trading price of such shares and could impair Banro's ability to raise capital through future sales of Common Shares. Banro has previously completed private placements at prices per share which are lower than the current market price of its Common Shares. Accordingly, a significant number of the Company's shareholders have an investment profit in the Common Shares that they may seek to liquidate.

Currency Risk

        The Company uses the United States dollar as its functional currency. Fluctuations in the value of the United States dollar relative to other currencies (including the Canadian dollar) could have a material impact on the Company's consolidated financial statements by creating gains or losses. No currency hedge policies are in place or are presently contemplated.

Dependence on Management and Key Personnel

        The success of the Company depends on the good faith, experience and judgment of the Company's management and advisors in supervising and providing for the effective management of the business and the operations of the Company. The Company is dependent on a relatively small number of key personnel, the loss of any one of whom could have an adverse effect on the Company. The Company currently does not have key person insurance on these individuals. The Company may need to recruit additional qualified personnel to supplement existing management and there is no assurance that the Company will be able to attract such personnel.

Competition

        The natural resource industry is intensely competitive in all of its phases. Significant competition exists for the acquisition of properties producing, or capable of producing, gold or other metals. The Company competes with many companies possessing greater financial resources and technical facilities than itself. The Company may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters. Increased competition could also adversely affect the Company's ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

Conflict of Interest

        A number of directors of the Company also serve as directors and/or officers of other companies involved in the exploration and development of natural resource properties. As a result, conflicts may arise between the obligations of these individuals to the Company and to such other companies.

Guarantee of BRC DiamondCore Ltd. Credit Facility

        The Lead Underwriter has provided BRC a Cdn$6,000,000 line of credit ("Credit Facility"). The Credit Facility was first made available to BRC in October 2007 originally in the amount of Cdn$3,000,000 and subsequently increased to Cdn$6,000,000 in February 2008. The Company's guarantee to the Lead Underwriter was a condition of BRC being able to draw down funds under the Credit Facility. The Company has guaranteed the Credit Facility by pledging its investments that are already deposited with the Lead Underwriter as collateral. The Credit Facility is substantiated by a guarantee of corporate indebtedness between the Lead Underwriter and the Company. BRC has entered into a separate agreement with the Company as of October 29, 2007 to repay all amounts outstanding under the Credit Facility by July 28, 2008 but has not yet done so. There is currently outstanding under the Credit Facility principal in the amount of Cdn$5,850,000 and accrued interest in the amount of Cdn$212,958. BRC is not in default under the Credit Facility. BRC is responsible for making interest payments under the Credit Facility. The Company has not assumed these obligations. Although BRC has advised the board of directors of the Company that BRC continues to actively seek to raise the capital and fully expects to repay the Credit Facility, there can be no assurance that BRC will be able to repay the Credit Facility. Until such time as BRC repays the Credit Facility in full and the Credit Facility is terminated, the Company will not be able to use the portion of the investments pledged to the Lead Underwriter required to fully secure the Credit Facility to fund the Company's operations. In addition, if BRC is unable to repay the Credit Facility when requested by the Lead Underwriter and the Company's guarantee is called, the Company will be obligated to pay the amount outstanding under the Credit Facility, which will adversely affect the Company's liquidity and capital resources.

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are BDO Dunwoody LLP, Licensed Public Accountants, of Toronto, Ontario.

        The main transfer agent and registrar for the Common Shares and the Warrant Agent is Equity Transfer & Trust Company at its office in Toronto, Ontario, Canada.

RELATIONSHIP BETWEEN THE COMPANY AND THE LEAD UNDERWRITER

        Since October 2007, the Lead Underwriter has provided a Credit Facility, originally in the amount of Cdn$3,000,000 and subsequently increased to Cdn$6,000,000 to BRC (a corporation in which the Company currently owns a 14.35% equity interest and of which its directors, officers and employees constitute more than 20% of the directors of the Company), in respect of which the Company has agreed to act as guarantor. Consequently, the Company may be considered a "connected issuer" of the Lead Underwriter within the meaning of applicable Canadian securities legislation. The Company's guarantee is secured by way of a pledge of the Company's investments with the Lead Underwriter. The value of such security has not changed since the Credit Facility was provided by the Lead Underwriter. Between September 30, 2007 and June 30, 2008, the Company's working capital decreased from approximately U.S.$37.6 million to approximately U.S.$7.5 million, principally as a result of expenditures on the Company's properties. The Company is in compliance with the terms of the arrangement with the Lead Underwriter.

        The decision to distribute the Units was made by the Company and the terms of the Offering were determined through negotiations between the Company and the Underwriters. Other than for the payment of the Lead Underwriter's portion of the Underwriters' Fee, the proceeds of the Offering will not be applied for the benefit of the Lead Underwriter.

LEGAL MATTERS

        Macleod Dixon LLP is acting as Canadian counsel to the Company and Dorsey & Whitney LLP is acting as United States counsel to the Company. Fasken Martineau DuMoulin LLP is acting as Canadian counsel to the Underwriters and Weil, Gotshal & Manges LLP is acting as United States counsel to the Underwriters.

INTEREST OF EXPERTS

        The matters referred to under "Eligibility for Investment" and certain other legal matters relating to the Common Shares and Warrants comprising the Units offered by this short form prospectus will be passed upon at the date of closing on behalf of the Company by Macleod Dixon LLP and on behalf of the Underwriters by Fasken Martineau DuMoulin LLP. As at the date hereof, the partners and associates of Macleod Dixon LLP and Fasken Martineau DuMoulin LLP collectively beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company. One of Banro's directors and one of Banro's officers are partners of Macleod Dixon LLP.

        Other than as disclosed in the AIF, none of SENET, Martin Pittuck, Neil Senior, HG Waldeck, Michael Skead, Anthony Smith, Anthony O'Donovan, SRK (UK) (formerly known as Steffen, Robertson and Kirsten (UK) Ltd.) or SRK (SA) (each having prepared, certified or supervised the preparation of, a report, valuation, statement or opinion relating to the Company's mineral properties incorporated into or referenced in this short form prospectus), BDO Dunwoody LLP, Licensed Public Accountants ("BDO") (who provided the auditor's report accompanying the Company's annual consolidated financial statements since the year ended December 31, 2002) or any partner, employee or consultant of SENET, SRK (UK) (formerly known as Steffen, Robertson and Kirsten (UK) Ltd.) or SRK (SA) who (i) participated in and who was in a position to directly influence the preparation of a report, valuation, statement or opinion relating to the Company's mineral properties which was included in a filing made by the Company under National Instrument 51-102 — Continuous Disclosure Obligations ("NI 51-102"), or (ii) at any time during the preparation of a report, valuation, statement or opinion relating to the Company's mineral properties which was included in a filing made by the Company under NI 51-102 was in a position to directly influence the outcome of such report, valuation, statement or opinion, as applicable, held at the time of preparing such report, valuation, statement or opinion, or any employee, partner or consultant of BDO who provided the auditor's report accompanying the Company's annual consolidated financial statements since the year ended December 31, 2002 received after such time or is to receive any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons and companies beneficially own, directly or indirectly, less than 1% of the outstanding Common Shares.

        In addition, other than as disclosed in the AIF, none of Daniel Bansah, SRK Consulting, Cardiff, SGS Lakefield, Knight Piesold or AMEC (each having provided input in a report relating to the Company's mineral properties incorporated into or referenced in this short form prospectus), held at the time of providing such input, received after such time or is to receive any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons and companies beneficially own, directly or indirectly, less than 1% of the outstanding Common Shares.

        BDO, Licensed Public Accountants, report that they are independent of the Company in accordance with the Rules of Professional Conduct in Ontario, Canada. BDO is registered with the Public Company Accounting Oversight Board.

 DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this short form prospectus forms a part: (i) the documents referred to under the heading "Documents Incorporated by Reference"; (ii) consents of auditors, engineers and legal counsel; (iii) the Namoya Preliminary Assessment Report; (iv) technical report entitled "Third NI 43-101 Technical Report, Lugushwa Project, South Kivu Province, Democratic Republic of the Congo"; (v) Sections 2 and 3 of the technical report entitled "NI 43-101 Technical Report Resource Estimation and Exploration Potential at the Kamituga, Lugushwa and Namoya Concessions, Democratic Republic of the Congo"; (vi) powers of attorney; (vii) the Underwriting Agreement; and (viii) the Form of Warrant Indenture.

ADDITIONAL INFORMATION

        The Company has filed with the SEC a registration statement on Form F-10 relating to the Units, the Over-Allotment Shares, and the Over-Allotment Warrants. This short form prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this short form prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

        Prospective investors may read and copy any document that the Company has filed with the SEC at the SEC's public reference room in Washington, D.C. Prospective investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Prospective investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Prospective investors may read and download some of the documents the Company has filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. Prospective investors may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

        Banro is a corporation existing under the Canada Business Corporations Act. All of Banro's directors and officers and all of the Underwriters and experts named in this short form prospectus, reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of Banro's assets, are located outside the United States. Banro has appointed an agent for service of process in the United States, but it may be difficult for securityholders who reside in the United States to effect service within the United States upon those directors, officers, Underwriters and experts who are not residents of the United States. It may also be difficult for securityholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon Banro's civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

        The Company filed with the SEC, concurrently with the registration statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed DL Services Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the Offering under this short form prospectus.

 AUDITORS' CONSENT

        We have read the short form prospectus of Banro Corporation (the "Company") dated September 11, 2008 relating to the issue and sale of common shares and warrants of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the Shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations and other comprehensive loss, changes in shareholders' equity and cash flows for each of the years ended December 31, 2007, 2006 and 2005, as amended and restated. Our report is dated March 28, 2008 (except as to Note 16 which is at August 28, 2008).

        We also consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the Shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations and other comprehensive loss, changes in shareholders' equity and cash flows for each of the years ended December 31, 2007, 2006 and 2005, as amended and restated included in the Form 40F/A. Our report is dated April 18, 2008 (except as to Note 16 which is at August 28, 2008).

        We also consent to the incorporation by reference in the above-mentioned short form prospectus of our report to the Board of Directors and the Shareholders of the Company on the internal control over financial reporting as at December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria), as amended and restated. Our report is dated April 18, 2008 (except as to Note 16 which is at August 28, 2008).

Toronto, Ontario	(Signed) BDO DUNWOODY LLP
September 11, 2008	Chartered Accountants, Licensed Public Accountants

A-1

 U.S.$19,250,000

Banro Corporation

            Units

SHORT FORM PROSPECTUS

September 11, 2008

RBC Capital Markets

CIBC World Markets

UBS Investment Bank

Raymond James (USA) Ltd.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

        Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favour, to which the individual is made at party because of the individual's association with the Registrant or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

        The by-law of the Registrant provides that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant, or as a director or officer, or acting in a similar capacity, of such other entity at the Registrant's request, if they acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which they acted as director or officer, or in a similar capacity, at the Registrant's request, and, in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful. The by-law of the Registrant provides that the Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires.

        The by-law of the Registrant provides that the Registrant may purchase and maintain insurance for the benefit of a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against such liabilities and in such amounts as the board of directors of the Registrant may from time to time determine and as are permitted by the CBCA.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit	Description
3.1	Underwriting Agreement.
4.1	Annual Information Form dated March 28, 2008 for the financial year ended December 31, 2007 (incorporated by reference in Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on May 5, 2008).
4.2	Annual Report on Form 40-F/A for the financial year ended December 31, 2007 (filed with the Commission on September 2, 2008).
4.3	Information Circular dated May 29, 2008 prepared for the purposes of the meeting of shareholders held on June 27, 2008 (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on June 10, 2008).
4.4	Audited Comparative Consolidated Financial Statements including the notes thereto as at and for the years ended December 31, 2007, 2006 and 2005, and the auditors' report thereon (incorporated by reference in Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on May 5, 2008 as amended in the Registration's Annual Report on Form 40-F/A filed with the Commission on September 2, 2008).
4.5	Management's Discussion and Analysis for the financial year ended December 31, 2007 (incorporated by reference in Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on May 5, 2008).
4.6	Unaudited Interim Comparative Consolidated Financial Statements as at and for the three and six month periods ended June 30, 2008, together with the notes thereto (incorporated by reference in Exhibit 1 to the Registrant's Current Report on Form 6-K furnished to the Commission on August 15, 2008).
4.7	Management's Discussion and Analysis for the six months ended June 30, 2008 (incorporated by reference in Exhibit 2 to the Registrant's Current Report on Form 6-K furnished to the Commission on August 15, 2008).
4.8	Technical Report entitled "Pre-Feasibility Study NI 43-101 Technical Report, Twangiza Gold Project, South Kivu Province, Democratic Republic of Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 19, 2008).
4.9	Technical Report entitled "Preliminary Assessment NI 43-101 Technical Report, Namoya Gold Project, Maniema Province, Democratic Republic of Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 28, 2007).
4.10	Sections 2 and 3 of the Technical Report entitled "NI 43-101 Technical Report, Resource Estimation and Exploration Potential at the Kamituga, Lugushwa and Namoya Concessions, Democratic Republic of Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 19, 2008).
4.11	Technical Report entitled "Third NI 43-101 Technical Report, Lugushwa Project, South Kivu Province, Democratic Republic of the Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on April 19, 2007).
4.12	Material Change Report dated July 16, 2008 (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on July 17, 2008).
4.13	Material Change Report dated August 8, 2008 (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 11, 2008).
4.14	Supplementary note to the Unaudited Interim Comparative Consolidated Financial Statements as at and for the three and six month periods ended June 30, 2008, entitled "Reconciliation to United States Generally Accepted Accounting Principles" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on September 2, 2008).
4.15	Document entitled "Confirmations re: Technical Report" dated August 21, 2008 relating to the Twangiza Pre-Feasibility Study Report (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on August 21, 2008).
4.16	Material Change Report dated September 4, 2008 (incorporated by reference in the Registrants Current Report on Form 6-K furnished to the Commission on September 5, 2008).

5.1	Consent of BDO Dunwoody LLP.
5.2*	Consent of Macleod Dixon LLP.
5.3*	Consent of Fasken Martineau DuMoulin LLP.
5.4*	Consent of Michael Skead.
5.5*	Consent of Martin Pittuck.
5.6*	Consent of Anthony Smith.
5.7*	Consent of Neil Senior.
5.8*	Consent of H.G. Waldeck.
5.9*	Consent of SENET.
5.10*	Consent of SRK Consulting, Cardiff.
5.11*	Consent Steffen, Robertson and Kirsten (UK) Ltd.
5.12*	Consent of SRK Consulting (UK) Ltd.
5.13*	Consent of SRK Consulting (South Africa) (Pty) Ltd.
5.14*	Consent of Daniel Bansah.
5.15*	Consent of SGS Lakefield.
5.16*	Consent of Knight Piesold.
5.17*	Consent of Amec.
5.18	Consent of A. Gareth O'Donovan.
6.1*	Powers of Attorney (included on the signature page of this Registration Statement).
7.1	Form of Warrant Indenture.

*
Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on this 11th day of September, 2008.

BANRO CORPORATION
By:	/s/ MICHAEL PRINSLOO Name: Michael J. Prinsloo Title: President, Chief Executive Officer and Director

III-2

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ MICHAEL PRINSLOO Michael J. Prinsloo	President, Chief Executive Officer and Director	September 11, 2008
/s/ DONAT K. MADILO Donat K. Madilo	Chief Financial Officer	September 11, 2008
* Arnold T. Kondrat	Executive Vice President and Director	September 11, 2008
* Simon F.W. Village	Chairman and Director	September 11, 2008
* John A. Clarke	Director	September 11, 2008
* Peter N. Cowley	Director	September 11, 2008
* Piers A. Cumberlege	Director	September 11, 2008
* Richard J. Lachcik	Director	September 11, 2008
* Bernard R. van Rooyen	Director	September 11, 2008

*By:	/s/ MICHAEL PRINSLOO Attorney-in-Fact

III-3

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 11th day of September, 2008.

PUGLISI & ASSOCIATES
By:	/s/ GREG LAVELLE Name: Greg Lavelle Title: Managing Director

III-4

EXHIBIT INDEX

Exhibit	Description
3.1	Underwriting Agreement.
4.1	Annual Information Form dated March 28, 2008 for the financial year ended December 31, 2007 (incorporated by reference in Exhibit 99.1 to the Registrant's Annual Report on Form 40-F filed with the Commission on May 5, 2008).
4.2	Annual Report on Form 40-F/A for the financial year ended December 31, 2007 (filed with the Commission on September 2, 2008).
4.3	Information Circular dated May 29, 2008 prepared for the purposes of the meeting of shareholders held on June 27, 2008 (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on June 10, 2008).
4.4	Audited Comparative Consolidated Financial Statements including the notes thereto as at and for the years ended December 31, 2007, 2006 and 2005, and the auditors' report thereon (incorporated by reference in Exhibit 99.3 to the Registrant's Annual Report on Form 40-F filed with the Commission on May 5, 2008 as amended in the Registration's Annual Report on Form 40-F/A filed with the Commission on September 2, 2008).
4.5	Management's Discussion and Analysis for the financial year ended December 31, 2007 (incorporated by reference in Exhibit 99.2 to the Registrant's Annual Report on Form 40-F filed with the Commission on May 5, 2008).
4.6	Unaudited Interim Comparative Consolidated Financial Statements as at and for the three and six month periods ended June 30, 2008, together with the notes thereto (incorporated by reference in Exhibit 1 to the Registrant's Current Report on Form 6-K furnished to the Commission on August 15, 2008).
4.7	Management's Discussion and Analysis for the six months ended June 30, 2008 (incorporated by reference in Exhibit 2 to the Registrant's Current Report on Form 6-K furnished to the Commission on August 15, 2008).
4.8	Technical Report entitled "Pre-Feasibility Study NI 43-101 Technical Report, Twangiza Gold Project, South Kivu Province, Democratic Republic of Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 19, 2008).
4.9	Technical Report entitled "Preliminary Assessment NI 43-101 Technical Report, Namoya Gold Project, Maniema Province, Democratic Republic of Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 28, 2007).
4.10	Sections 2 and 3 of the Technical Report entitled "NI 43-101 Technical Report, Resource Estimation and Exploration Potential at the Kamituga, Lugushwa and Namoya Concessions, Democratic Republic of Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 19, 2008).
4.11	Technical Report entitled "Third NI 43-101 Technical Report, Lugushwa Project, South Kivu Province, Democratic Republic of the Congo" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on April 19, 2007).
4.12	Material Change Report dated July 16, 2008 (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on July 17, 2008).
4.13	Material Change Report dated August 8, 2008 (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on August 11, 2008).
4.14	Supplementary note to the Unaudited Interim Comparative Consolidated Financial Statements as at and for the three and six month periods ended June 30, 2008, entitled "Reconciliation to United States Generally Accepted Accounting Principles" (incorporated by reference in the Registrant's Current Report on Form 6-K furnished to the Commission on September 2, 2008).
4.15	Document entitled "Confirmations re: Technical Report" dated August 21, 2008 relating to the Twangiza Pre-Feasibility Study Report (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on August 21, 2008).
4.16	Material Change Report dated September 4, 2008 (incorporated by reference in the Registrants Current Report on Form 6-K furnished to the Commission on September 5, 2008).

III-5

5.1	Consent of BDO Dunwoody LLP.
5.2*	Consent of Macleod Dixon LLP.
5.3*	Consent of Fasken Martineau DuMoulin LLP.
5.4*	Consent of Michael Skead.
5.5*	Consent of Martin Pittuck.
5.6*	Consent of Anthony Smith.
5.7*	Consent of Neil Senior.
5.8*	Consent of H.G. Waldeck.
5.9*	Consent of SENET.
5.10*	Consent of SRK Consulting, Cardiff.
5.11*	Consent Steffen, Robertson and Kirsten (UK) Ltd.
5.12*	Consent of SRK Consulting (UK) Ltd.
5.13*	Consent of SRK Consulting (South Africa) (Pty) Ltd.
5.14*	Consent of Daniel Bansah.
5.15*	Consent of SGS Lakefield.
5.16*	Consent of Knight Piesold.
5.17*	Consent of Amec.
5.18	Consent of A. Gareth O'Donovan.
6.1*	Powers of Attorney (included on the signature page of this Registration Statement).
7.1	Form of Warrant Indenture.

*
Previously filed.

III-6

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
CAUTIONARY NOTE TO U.S. INVESTORS
DOCUMENTS INCORPORATED BY REFERENCE
EXCHANGE RATE INFORMATION
THE COMPANY
BUSINESS OF THE COMPANY
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
DESCRIPTION OF SHARE CAPITAL
PRIOR SALES
TRADING PRICE AND VOLUME
DESCRIPTION OF SECURITIES BEING OFFERED
PLAN OF DISTRIBUTION
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
RISK FACTORS
AUDITORS, TRANSFER AGENT AND REGISTRAR
RELATIONSHIP BETWEEN THE COMPANY AND THE LEAD UNDERWRITER
LEGAL MATTERS
INTEREST OF EXPERTS
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
ADDITIONAL INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS
AUDITORS' CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
SIGNATURES
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX